                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY







 ------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                           BERGEN BRUNSWIG CORPORATION
                                   ("BERGEN"),

                              PEACOCK MERGER CORP.
                   A WHOLLY OWNED DIRECT SUBSIDIARY OF BERGEN
                                  ("SUBCORP"),

                                       AND

                                PHARMERICA, INC.
                                 ("PHARMERICA")



                          Dated as of January 11, 1999



 ------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
AGREEMENT AND PLAN OF MERGER.........................................................................     1
PRELIMINARY STATEMENTS...............................................................................     1

ARTICLE I. THE MERGER................................................................................     1
1.1.     The Merger .................................................................................     1
1.2.     Effective Time..............................................................................     2
1.3.     Effects of the Merger.......................................................................     2
1.4.     Certificate of Incorporation and Bylaws.....................................................     2
1.5.     Directors and Officers of the Surviving Corporation.........................................     2

ARTICLE II. CONVERSION OF SECURITIES.................................................................     2
2.1.     Conversion of Capital Stock.................................................................     2
2.2.     Exchange Ratio; Fractional Shares; Adjustments..............................................     3
2.3.     Exchange of Certificates....................................................................     4
         2.3.1 Exchange Agent........................................................................     4
         2.3.2 Exchange Procedures...................................................................     4
         2.3.3 Distributions with Respect to Unexchanged Shares......................................     5
         2.3.4 No Further Ownership Rights in PharMerica Common Stock................................     5
         2.3.5 Termination of Exchange Fund..........................................................     5
         2.3.6 No Liability..........................................................................     6
         2.3.7 Investment of Exchange Fund...........................................................     6
2.4      Treatment of Stock Options and Warrants.....................................................     6
         2.4.1 Conversion of Stock Options and Warrants..............................................     6
         2.2.4 Registration Statement................................................................     7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PEACOCK...............................................     7
3.1      Organization and Qualification..............................................................     7
3.2      Authority Relative to this Agreement........................................................     8
3.3      Consents; No Conflicts......................................................................     9
3.4      Board Recommendation .......................................................................     10
3.5      State Anti-takeover Statutes; Stockholder Protection Rights.................................
         Agreement; Other Provisions.................................................................     10
3.6      No Existing Violation, Default, Etc.........................................................     11
3.7      Licenses and Permits........................................................................     11
3.8      Registration Statement; Prospectus/Joint Proxy Statement....................................     11
3.9      Finders or Brokers; Compensation Arrangements...............................................     12
3.10     SEC Filings.................................................................................     12
3.11     Financial Statements .......................................................................     13
3.12     Absence of Undisclosed Liabilities..........................................................     13
3.13     Absence of Changes or Events................................................................     14
3.14     Capitalization..............................................................................     14
3.15     Capital Stock of Subsidiaries...............................................................     16
3.16     Litigation..................................................................................     16
3.17     Insurance...................................................................................     16
3.18     Title to and Condition of Properties........................................................     17
3.19     Leases......................................................................................     17
3.20     Contracts and Commitments...................................................................     18
3.21     Labor Matters...............................................................................     19

3.22     No Change in Control Puts...................................................................     19
3.23     Employment and Labor Contracts..............................................................     19
3.24     Intellectual Property Rights ...............................................................     19
3.25     Taxes.......................................................................................     20
3.26     Employee Benefit Plans......................................................................     22
3.27     Environmental Matters.......................................................................     25
3.28     Intentionally Omitted.......................................................................     28
3.29     Institutional Pharmacy Business.............................................................     28
3.30     Fairness Opinion............................................................................     30
3.31     Year 2000...................................................................................     30

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BLUEJAY
AND SUBCORP..........................................................................................     30
4.1      Organization and Qualification..............................................................     30
4.2      Authority Relative to this Agreement........................................................     31
4.3      Consents; No Conflicts......................................................................     31
4.4      Board Recommendation........................................................................     33
4.5      No Existing Violation, Default, Etc.........................................................     33
4.6      Licenses and Permits........................................................................     33
4.7      Registration Statement; Prospectus/Joint Proxy Statement....................................     33
4.8      Finders or Brokers; Compensation Arrangements...............................................     34
4.9      SEC Filings.................................................................................     34
4.10     Financial Statements........................................................................     35
4.11     Absence of Changes..........................................................................     35
4.12     Capitalization..............................................................................     35
4.13     Litigation..................................................................................     36
4.14     Title to and Condition of Properties........................................................     36
4.15     Taxes.......................................................................................     37
4.16     Absence of Undisclosed Liabilities..........................................................     37
4.17     Year 2000...................................................................................     38

ARTICLE V. COVENANTS OF THE PARTIES..................................................................     38
5.1.     Access and Information......................................................................     38
5.2.     PharMerica's Affirmative Covenants..........................................................     39
5.3.     Bergen's Affirmative Covenants..............................................................     40
5.4.     PharMerica's Negative Covenants.............................................................     40
5.5.     Bergen's Negative Covenants.................................................................     42
5.6.     Closing Documents...........................................................................     42
5.7.     HSR Act.....................................................................................     42
5.8.     Further Actions.............................................................................     44
5.9.     Employment Agreements.......................................................................     44
5.10.    Public Announcements........................................................................     45
5.11.    Stockholders' Meetings......................................................................     45
         5.11.1 Bergen Annual Meeting................................................................     45
         5.11.2 PharMerica Special Meeting...........................................................     45
5.12     Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement..........     45
5.13     Indemnification; Directors' and Officers' Insurance.........................................     46
5.14     Merger Subsidiary...........................................................................     47
5.15     NYSE Listing................................................................................     47
5.16     Employee and Employee Benefits..............................................................     47
5.17     No Solicitation; Withdrawal of the Board Recommendation.....................................     48
5.18     Termination Right...........................................................................     49
5.19     Affiliates of PharMerica....................................................................     50

5.20     Subsequent Financial Statements.............................................................     50
5.21     Environmental Matters.......................................................................     50
5.22     Financial Statements for a Current Report on Form 8-K.......................................     50
5.23     Tax-Free Treatment..........................................................................     51
5.24     Employee Stock Purchase Plans...............................................................     51

ARTICLE VI. CONDITIONS...............................................................................     52
6.1.     Conditions to the Obligations of Each Party.................................................     52
6.2.     Conditions to Bergen's and Subcorp's Obligations............................................     53
6.3.     Conditions to PharMerica's Obligations......................................................     55

ARTICLE VII. TERMINATION AND AMENDMENT...............................................................     56
7.1.     Termination.................................................................................     56
7.2.     Effect of Termination.......................................................................     59
7.3.     Amendment...................................................................................     60
7.4.     Exclusive Remedy............................................................................     60
7.5.     Extension; Waiver...........................................................................     60
7.6.     Standstill..................................................................................     61

ARTICLE VIII. MISCELLANEOUS..........................................................................     61
8.1.     No Survival of Representations and Warranties...............................................     61
8.2.     Notices.....................................................................................     61
8.3.     Interpretation..............................................................................     62
8.4.     Counterparts................................................................................     62
8.5.     Entire Agreement............................................................................     62
8.6.     Third-Party Beneficiaries...................................................................     62
8.7.     Governing Law...............................................................................     62
8.8.     Consent to Jurisdiction; Venue..............................................................     63
8.9.     Specific Performance........................................................................     63
8.10.    Assignment..................................................................................     63
8.11.    Expenses....................................................................................     63
8.12.    Severability................................................................................     63
8.13.    No Strict Construction......................................................................     64


Exhibits:

A-1       Affiliate's Letter


Definitions:

Acquisition Agreement                                   Section 5.18
Agreement                                               lead-in
Antitrust Laws                                          Section 5.7.2
Applicable Laws                                         Section 2.3.3
April 1997 Agreements                                   Section 3.25
Antitrust Division                                      Section 6.1.3
Bergen                                                  lead-in
Bergen Annual Meeting                                   Section 3.8
Bergen Approvals                                        Section 6.2.4
Bergen Balance Sheet                                    Section 4.14
Bergen Common Stock                                     Section 4.12.1
Bergen Compensation and Benefit Plans                   Section 4.3.2

Bergen Contracts                                        Section 4.3.2
Bergen Disclosure Statement                             Lead-in to Article IV
Bergen Exchange Option                                  Section 2.4.1
Bergen Exchange Warrant                                 Section 2.4.1
Bergen Licenses                                         Section 4.6
Bergen Material Adverse Effect                          Section 4.1
Bergen Permitted Encumbrances                           Section 4.14
Bergen Preferred Stock                                  Section 4.12.1
Bergen SEC Reports                                      Section 4.9.1
Bergen Shareowners' Rights Plan                         Section 4.12.1
Bergen Supply Agreement                                 Section 7.2
Bergen Tax Returns                                      Section 4.15
Business Combination                                    Section 7.2
CERCLA                                                  Section 3.27.4
Certificate of Merger                                   Section 1.2
Certificates                                            Section 2.3.2
Circumstance                                            Sections 3.1 and 4.1
Closing                                                 Section 1.2
Closing Date                                            Section 1.2
COBRA                                                   Section 3.26.13
Code                                                    Section 2.4.1
Competing Transaction                                   Section 5.17
Confidentiality Agreement                               Section 8.5
Contingency Steps                                       Section 7.2
Costs                                                   Section 7.2.2
Delaware Secretary of State                             Section 1.2
DGCL                                                    Section 1.1
Effective Time                                          Section 1.2
Environment                                             Section 3.27.9.1
Environmental Laws                                      Section 3.27.9.2
Environmental Notice                                    Section 3.27.9.3
ERISA                                                   Section 3.26.1
ERISA Affiliate                                         Section 3.26.1
Exchange Act                                            Section 3.8
Exchange Agent                                          Section 2.3.1
Exchange Fund                                           Section 2.3.1
Exchange Ratio                                          2.2.1
FDA                                                     Section 2.3.3
Governmental Authority                                  Section 2.3.6
Hazardous Materials                                     Section 3.27.9.4
HSR Act                                                 Section 3.3.1
Intellectual Property Rights                            Section 3.24
IRS                                                     Section 3.3.1
Lowenstein Sandler                                      Section 5.23
Merger                                                  Preliminary Statement A
Merger Consideration                                    Section 2.1.2
New Employment Agreement                                Section 5.9
NYSE                                                    Section 3.3.1
Order                                                   Section 5.7.2
Outside Date                                            Section 7.1.3
PBGC                                                    Section 3.3.1
PharMerica                                              Lead-in
PharMerica Affiliate Letter                             Section 5.19
PharMerica Approvals                                    Section 6.2.4

PharMerica Balance Sheet                                Section 3.18
PharMerica Board Recommendation                         Section 3.4
PharMerica Common Stock                                 Section 3.14. 1
PharMerica Compensation and Benefit Plans               Section 3.3.2
PharMerica Contracts                                    Section 3.3.2
PharMerica Disclosure Statement                         Lead-in to Article III
PharMerica Employee Benefit Plans                       Section 3.26.3
PharMerica Employees                                    Section 5.16
PharMerica Licenses                                     Section 3.7
PharMerica Material Adverse Effect                      Section 3.1
PharMerica Option Plans                                 Section 3.14. 1
PharMerica Pharmacy Contracts                           Section 3.29.2
PharMerica Pension Benefit Plans                        Section 3.26.1
PharMerica Permitted Encumbrances                       Section 3.18
PharMerica Preferred Stock                              Section 3.14.1
PharMerica Rights Agreement                             Section 3.5
PharMerica SEC Reports                                  Section 3.10.1
PharMerica Special Meeting                              Section 3.8
PharMerica Stockholders                                 Preliminary Statement B
PharMerica Warrants                                     Section 3.14.1
PharMerica Welfare Plans                                Section 3.26.2
Premises                                                Section 5.21
Prospectus/Joint Proxy Statement                        Section 3.5
Registration Statement                                  Section 3.8
SEC                                                     Section 2.4.2
Securities Act                                          Section 2.3.4
Subcorp                                                 Lead-in
Subsidiaries                                            Sections 3.1 and 4.1
Surviving Corporation                                   Section 1.1
Tax/Taxes                                               Section 3.25
Tax Returns                                             Section 3.25
Third Party Firm                                        Section 7.1.8

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 11th day of January, 1999, by and among Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), Peacock Merger Corp., a Delaware corporation and a wholly owned subsidiary of Bergen ("Subcorp"), and PharMerica, Inc., a Delaware corporation ("PharMerica").

                             PRELIMINARY STATEMENTS

         A. Bergen desires to combine its pharmaceutical distribution business and other businesses with the institutional pharmacy and other businesses operated by PharMerica through the merger of Subcorp with and into PharMerica, with PharMerica as the surviving corporation (the "Merger"), pursuant to which each share of PharMerica Common Stock (as defined in Section 3.14.1) outstanding at the Effective Time (as defined in Section 1.2), together with each associated right issued under the PharMerica Rights Agreement (as defined in Section 3.5), will be converted into the right to receive a fraction of a share of Bergen Common Stock (as defined in Section 4.12.1), together with a fraction of an associated right under the Bergen Shareowners' Rights Plan (as defined in Section 4.12.1) and cash in lieu of fractional shares, as more fully provided herein.

         B. The Board of Directors of PharMerica has determined that the Merger is consistent with and in furtherance of the long-term business strategy of PharMerica and PharMerica desires to combine its institutional pharmacy and other businesses with the pharmaceutical distribution business and other businesses operated by Bergen and for the holders of shares of PharMerica Common Stock ("PharMerica Stockholders") to have a continuing equity interest in the combined Bergen/PharMerica businesses through the ownership of Bergen Common Stock.

         C. The respective Boards of Directors of Bergen, Subcorp and PharMerica have determined that the Merger, in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

         NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into PharMerica at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and PharMerica shall continue its existence under the laws of the State of Delaware. PharMerica, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by Section 251 of the DGCL and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Bergen and PharMerica and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Bergen and PharMerica may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

         1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

         1.4. Certificate of Incorporation and Bylaws. At the Effective Time,
(i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is PharMerica, Inc.", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

         1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, individuals designated by Bergen prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, PharMerica shall deliver to Bergen a written resignation, in form and substance satisfactory to Bergen, from each director of PharMerica, effective as of the Effective Time.

                                   ARTICLE II.

                            CONVERSION OF SECURITIES

         2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Bergen, Subcorp or PharMerica or their respective stockholders:

                  2.1.1 Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                  2.1.2 Subject to the other provisions of this Article II, each share of PharMerica Common Stock, together with each associated right issued under the PharMerica Rights Agreement, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a share of Bergen Common Stock equal to the Exchange Ratio (as defined in Section 2.2.1), together with the appropriate fraction of an associated right under the Bergen Shareowners' Rights Plan (the consideration referred to in this Section 2.1.2 being hereinafter referred to as the "Merger Consideration").

                  2.1.3 Each share of capital stock of PharMerica held in the treasury of PharMerica shall be canceled and retired and no payment shall be made in respect thereof.

         2.2. Exchange Ratio; Fractional Shares; Adjustments.

                  2.2.1 The "Exchange Ratio" shall be equal to 0.275.

                  2.2.2 No certificates for fractional shares of Bergen Common Stock shall be issued as a result of the conversion provided for in Section
2.1.2. In lieu of any such fractional shares, the holder of a certificate previously evidencing PharMerica Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for PharMerica Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value of such fractional interest (determined by reference to the average of the per share last daily closing prices of Bergen Common Stock as quoted on the NYSE (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the fourth trading day immediately preceding the Closing Date. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of PharMerica Common Stock shall be surrendered for the account of the same holder, the number of shares of Bergen Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                  2.2.3 In the event that, subsequent to the date hereof and prior to the Effective Time, Bergen shall declare a stock dividend or other distribution payable in shares of Bergen Common Stock or securities convertible into shares of Bergen Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Bergen Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.



         2.3. Exchange of Certificates.

                  2.3.1 Exchange Agent. Promptly following the Effective Time, Bergen shall deposit with ChaseMellon Stockholder Services, Inc. or such other exchange agent as may be designated by Bergen (the "Exchange Agent"), for the benefit of PharMerica Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Bergen Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of PharMerica Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of Bergen Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                  2.3.2 Exchange Procedures. As soon as practicable after the Effective Time, Bergen shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of PharMerica Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1.2 the following: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Bergen may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Bergen Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing the whole number of shares of Bergen Common Stock which such holder has the right to receive pursuant to Section 2.1.2 (and representing each associated right under the Bergen Shareowners' Rights Plan) in such denominations and registered in such names as such holder may request and
(y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, payable to holders of shares of PharMerica Common Stock. In the event of a transfer of ownership of shares of PharMerica Common Stock which is not registered on the transfer records of PharMerica, a certificate representing the proper number of shares of Bergen Common Stock (and representing each associated right under the Bergen Shareowners' Rights Plan), together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of PharMerica Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing whole shares of Bergen Common Stock issuable pursuant to Section 2.1.2 (and representing each associated right under the Bergen Shareowners' Rights Plan) and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

                  2.3.3 Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Bergen Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority (as defined in Section 2.3.6), including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices standards of the Food and Drug Administration (the "FDA"), federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Bergen Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Bergen Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bergen Common Stock, less the amount of any withholding taxes which may be required thereon.

                  2.3.4 No Further Ownership Rights in PharMerica Common Stock. All shares of Bergen Common Stock issued upon surrender of Certificates in accordance with the terms hereof (and each associated right under the Bergen Shareowners' Rights Plan) and all cash paid pursuant to this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of PharMerica Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of PharMerica of shares of PharMerica Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of PharMerica for purposes of Rule 145(c) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), shall not be exchanged until Bergen has received written undertakings from such person in the form attached hereto as Exhibit A-1.

                  2.3.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to PharMerica Stockholders six months after the date of the mailing required by Section 2.3.2 shall be delivered to Bergen, upon demand therefor, and holders of Certificates previously representing shares of PharMerica Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Bergen for payment of any claim to shares of Bergen Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                  2.3.6 No Liability. None of Bergen, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of PharMerica Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of PharMerica Common Stock in respect of such Certificate would otherwise escheat to or become the property of any local, domestic, foreign or multi-national court, arbitration tribunal, administrative agency, commission, legislative body or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority")), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Bergen, free and clear of all claims or interest of any person previously entitled thereto.

                  2.3.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Bergen, on a daily basis. Any interest and other income resulting from such investments shall be paid to Bergen upon termination of the Exchange Fund pursuant to Section 2.3.5.

         2.4. Treatment of Stock Options and Warrants.

                  2.4.1 Conversion of Options. Prior to the Effective Time, Bergen and PharMerica shall take all such actions as may be necessary to cause each unexpired and unexercised option (each, a "PharMerica Option") under all stock option plans of PharMerica in effect on the date hereof which has been granted by PharMerica to current or former directors, officers, employees, consultants or representatives of PharMerica or to other persons with relationships to PharMerica and each PharMerica Warrant (as defined in Section 3.14) to be automatically converted at the Effective Time into an option (a "Bergen Exchange Option") or warrant (a "Bergen Exchange Warrant"), as the case may be, to purchase that number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock issuable immediately prior to the Effective Time upon exercise of the PharMerica Option or PharMerica Warrant (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio (the product of such multiplication to be rounded to the nearest whole number), with an exercise price equal to the exercise price which existed under the corresponding PharMerica Option or PharMerica Warrant divided by the Exchange Ratio (the quotient of such division to be rounded to the nearest penny), and with other terms and conditions that are the same as the terms and conditions of such PharMerica Option or PharMerica Warrant immediately before the Effective Time; provided that with respect to any PharMerica Option that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Bergen Exchange Options and Bergen Exchange Warrants, Bergen shall (i) reserve for issuance the number of shares of Bergen Common Stock that will become subject to Bergen Exchange Options and Bergen Exchange Warrants pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Bergen Exchange Options and Bergen Exchange Warrants, make available for issuance all shares of Bergen Common Stock covered thereby, subject to the terms and conditions applicable thereto.

                  2.4.2 S-8 Registration Statement. Bergen agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "SEC") as promptly as practicable (but in no event more than ten business days) after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Bergen Common Stock issuable upon exercise of the Bergen Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PEACOCK

         Except as set forth in the disclosure statement delivered by PharMerica to Bergen at or prior to the execution of this Agreement (the "PharMerica Disclosure Statement") (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such PharMerica Disclosure Statement), PharMerica represents and warrants to Bergen as follows:

         3.1 Organization and Qualification. Each of PharMerica and its Subsidiaries (as defined in this Section 3.1) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the PharMerica SEC Reports (as defined in Section 3.10.1). Each of PharMerica and each of PharMerica's Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. "PharMerica Material Adverse Effect" means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "Circumstance"), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of PharMerica and its Subsidiaries, taken as a whole; provided, however, that PharMerica Material Adverse Effect shall not be deemed to include the impact of: (A) any decline in the share price of either PharMerica Common Stock or Bergen Common Stock, except that any effect underlying such decline shall be considered in determining whether a PharMerica Material Adverse Effect has occurred to the extent that such effect would otherwise be so considered); (B) the implementation of changes in generally accepted accounting principles; (C) actions and omissions of PharMerica or its Subsidiaries taken or permitted with the prior written consent of Bergen after the date hereof; (D) expenses reasonably incurred by PharMerica or its Subsidiaries in consummating the transactions contemplated by this Agreement; and (E) the impact of the implementation of the prospective payment system for skilled nursing facilities and other long-term care providers, except to the extent that such implementation would render consummation of the transactions contemplated by this Agreement illegal. Neither PharMerica nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (or other applicable charter document), as amended, or by-laws, as amended, or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and by-laws, as currently in effect, of PharMerica and copies that are true and complete in all material respects of the certificate of incorporation and by-laws, as currently in effect, of each Subsidiary of PharMerica have been previously delivered or made available to Bergen. No amendments to the certificate of incorporation, as amended, of PharMerica have been authorized since December 31, 1997 and, except as set forth in minute books and other organizational documents made available to Bergen for its review, no amendments to the by-laws, as amended, of PharMerica have been authorized since December 31, 1997. For purposes of this Agreement, all references to the "Subsidiaries" of PharMerica shall constitute references to any entity (i) the accounts of which would be consolidated with those of PharMerica in PharMerica's consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by PharMerica and/or one or more subsidiaries of PharMerica.

         3.2 Authority Relative to This Agreement . PharMerica has the corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of PharMerica Common Stock at the PharMerica Special Meeting (as defined in Section 3.8.1) or any adjournment thereof as authorized under the DGCL, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PharMerica, and except as stated in the preceding sentence, no other corporate proceedings on the part of PharMerica are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PharMerica and, assuming the due authorization, execution and delivery hereof by Bergen and Subcorp and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of PharMerica, enforceable against PharMerica in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.



         3.3  Consents, No Conflicts.

                  3.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger, (b) the filing and effectiveness of the Registration Statement (as hereinafter defined), (c) the filings required under and in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (d) any filings required under the New Jersey Industrial Site Recovery Act, (e) filings required pursuant to any state securities or "blue sky" laws, (f) filings and other matters relating to the listing on the New York Stock Exchange (the "NYSE") of the shares of Bergen Common Stock required to be issued pursuant to this Agreement, (g) notices to or filings with the Internal Revenue Service (the "IRS") or the Pension

Benefit Guaranty Corporation (the "PGBC") with respect to any employee benefit plans (to the extent such notices to and filings with the IRS or the PGBC are described in Section 3.3.1 of the PharMerica Disclosure Statement), (h) any other filings, notices, disclosures or registrations set forth in Section 3.3.1 of the PharMerica Disclosure Statement and (i) other consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (x) any court, (y) any government agency or body or (z) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by PharMerica of the Merger or the other transactions contemplated hereby.

                  3.3.2 Except as set forth in Section 3.3.2 of the PharMerica Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by PharMerica with any of the provisions hereof do not and will not: (i) subject to obtaining the approval of the Merger by a majority of the outstanding shares of PharMerica Common Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation (or other comparable charter documents), as amended, or by-laws, as amended, of PharMerica or any of its Subsidiaries or, with respect to a Subsidiary of PharMerica that is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement or (ii) result in
(1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any existing pension plans, welfare plans, multiemployer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies, including without limitation bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of PharMerica and its Subsidiaries (the "PharMerica Compensation and Benefit Plans") or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of PharMerica or any of its Subsidiaries ("PharMerica Contracts") or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses "a" through "h" of Section 3.3.1 or in Section 3.3.1 of the PharMerica Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which PharMerica or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which PharMerica or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the PharMerica Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a PharMerica Material Adverse Effect.

         3.4 Board Recommendation. The Board of Directors of PharMerica has, by a unanimous vote of those Directors in attendance at a meeting of such Board duly held on January 10, 1999 approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. At such meeting, the Board of Directors of PharMerica determined that the consideration to be received by holders of PharMerica Common Stock pursuant to the Merger is fair to the holders of shares of PharMerica Common Stock and recommended that the holders of such shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the "PharMerica Board Recommendation").

         3.5 State Anti-takeover Statutes; Stockholder Protection Rights Agreement. PharMerica has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the DGCL, Section
607.0901 of the Florida Corporation Law, Section 607.0902 of the Florida Corporation Law and any other state antitakeover statute or regulation such that none of the provisions of any such "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts either PharMerica's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject

Bergen to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. A copy of the resolutions adopted by PharMerica's Board to effect such results, which resolutions have been adopted by a majority of the "disinterested directors" (as such term is defined in Section 607.0901(1)(h) of the Florida Corporation Law) of PharMerica's Board, has been provided to Bergen prior to the execution of this Agreement. The Stockholder Protection Rights Agreement, dated as of August 13, 1998 (the "PharMerica Rights Agreement"), between PharMerica and Harris Trust and Savings Bank, as Rights Agent, has been amended so that, solely with respect to the transactions contemplated by this Agreement (after taking into consideration the rights granted by Counsel Corporation and its affiliates to Bergen as described by Bergen in a report on Schedule 13D filed by Bergen with the SEC in November
1998), Bergen is exempt from the definition of "Acquiring Person" contained in the PharMerica Rights Agreement and no "Stock Acquisition Date", "Separation Time" or "Flip-in Date" (as such terms are defined in the PharMerica Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement. The PharMerica Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the PharMerica Rights Agreement have been previously provided to Bergen. The PharMerica Rights Agreement will expire pursuant to
Section 5.2 thereof immediately prior to the Effective Time.

         3.6 No Existing Violation, Default, Etc. None of PharMerica or its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have a PharMerica Material Adverse Effect) of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over PharMerica or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any PharMerica Contract or any lease, permit, license or other agreement or instrument to which PharMerica or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of PharMerica or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have a PharMerica Material Adverse Effect).

         3.7 Licenses and Permits. Each of PharMerica and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("PharMerica Licenses") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the PharMerica SEC Reports and as presently conducted and all such PharMerica Licenses are valid and in full force and effect, other than any failure to have any such PharMerica License or any failure of any such PharMerica License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. PharMerica or one or more of its Subsidiaries are participants in the Medicaid program in the states listed in Section 3.7 of the PharMerica Disclosure Statement. Each of PharMerica and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such PharMerica Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such PharMerica Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a PharMerica Material Adverse Effect. PharMerica has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of PharMerica or any of its Subsidiaries to renew any PharMerica License, other than any such non-renewal as would not, singly or in the aggregate with all such non-renewals, have a PharMerica Material Adverse Effect. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 3.3.1 of the PharMerica Disclosure Statement, neither the execution and delivery by PharMerica of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material PharMerica License. Set forth in
Section 3.7 of the PharMerica Disclosure Statement is a true and complete list of all material PharMerica Licenses which are necessary for the conduct of the business presently conducted by PharMerica and its Subsidiaries.

         3.8 Registration Statement; Prospectus/Joint Proxy Statement. None of the information supplied by PharMerica for inclusion in, and none of the information regarding PharMerica and its Subsidiaries incorporated by reference in, the registration statement under the Securities Act registering the Bergen Common Stock to be issued pursuant to the Merger (such registration statement, as amended by any amendments thereto, being referred to herein as the "Registration Statement") or the prospectus/joint proxy statement to be sent to the stockholders of

Bergen and PharMerica in connection with the annual meeting of stockholders of Bergen at which such stockholders will be asked to approve the issuance of Bergen Common Stock pursuant to the Merger (the "Bergen Annual Meeting") and the special meeting of the stockholders of PharMerica at which such stockholders will be asked to approve the Merger and this Agreement (the "PharMerica Special Meeting") (such prospectus/joint proxy statement, as amended by any amendments thereto, being referred to herein as the "Prospectus/Joint Proxy Statement"), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to Bergen and PharMerica stockholders and on the date or dates of the Bergen Annual Meeting and the PharMerica Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         3.9 Finders or Brokers; Compensation Arrangements. Except as set forth in Section 3.9 of the PharMerica Disclosure Statement, neither PharMerica nor any Subsidiary of PharMerica has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger. The compensation payable by or on behalf of PharMerica and its Subsidiaries (with respect to the transactions contemplated hereby) to any investment banker, broker, finder or intermediary identified in Section 3.9 of the PharMerica Disclosure Statement is set forth in one or more engagement letters delivered to Bergen prior to the execution of this Agreement.

         3.10  SEC Filings.

                  3.10.1 Except as set forth in Section 3.10 of the PharMerica Disclosure Statement, PharMerica (and, with respect to periods prior to December 30, 1997, Captsone Pharmacy Services, Inc.) has, in all material respects, filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1994 (collectively, the "PharMerica SEC Reports"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the PharMerica SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.10.2 PharMerica will deliver to Bergen as soon as they become available true and complete copies of any report or statement mailed by PharMerica to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Bergen, as to which PharMerica makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect. The audited consolidated financial statements and unaudited consolidated interim financial statements of PharMerica and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of PharMerica and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of PharMerica and its Subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of PharMerica as of the respective dates thereof and the consolidated results of operations and cash flows of PharMerica for the periods indicated.

         3.11 Financial Statements. The audited year-end consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the PharMerica SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and fairly present in all material respects the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of PharMerica as of the respective dates thereof and the consolidated results of operations and cash flows of PharMerica for the periods indicated.

         3.12 Absence of Undisclosed Liabilities. Neither PharMerica nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except for those liabilities or allowances recorded, accrued or reserved against on the PharMerica Balance Sheet (as defined in Section 3.18) or described in the notes thereto, and except for liabilities or obligations that would not, singly or in the aggregate, be reasonably expected to have a PharMerica Material Adverse Effect.

         3.13 Absence of Changes or Events. Except for (a) matters publicly disclosed by PharMerica prior to the date hereof (including without limitation matters disclosed in PharMerica SEC Reports filed prior to the date hereof), (b) matters disclosed in Section 3.13 of the PharMerica Disclosure Statement and (c) matters disclosed in Section 3.16 of the PharMerica Disclosure Statement:

                  3.13.1 Since September 30, 1998: (i) PharMerica and its Subsidiaries have conducted their business in the ordinary course and have not entered into any material oral or written agreement or other material transaction that is not in the ordinary course of business (other than this Agreement) or that could reasonably be expected to result in a PharMerica Material Adverse Effect; (ii) neither PharMerica nor any of its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of PharMerica and its Subsidiaries, no change in the capital stock of PharMerica and no dividend or distribution of any kind declared, paid or made by PharMerica on any class of its capital stock; (iv) there has been no event or condition which has caused a PharMerica Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to PharMerica that could, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect; and (v) there has been no material change by PharMerica in its accounting principles, practices or methods.

                  3.13.2 Since September 30, 1998, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by PharMerica, to its officers or key employees, or any amendment of any of the PharMerica Compensation and Benefit Plans.

         3.14  Capitalization.

                  3.14.1 The authorized capital stock of PharMerica consists solely of 300,000,000 shares of PharMerica's common stock, par value $0.01 per share (the "PharMerica Common Stock"), and 500,000 shares of PharMerica's preferred stock, par value $0.01 per share (the "PharMerica Preferred Stock"). As of December 31, 1998, there were 89,387,106 shares of PharMerica Common Stock and no shares of PharMerica Preferred Stock outstanding and no shares of PharMerica Common Stock or PharMerica Preferred Stock were held in PharMerica's treasury; and except for shares which have been issued upon the exercise of PharMerica Warrants and PharMerica Options outstanding on December 31, 1998, there have been no issuances of capital stock of PharMerica since December 31, 1998. As of December 31, 1998, 290,000 shares of PharMerica Common Stock were issuable upon the exercise of outstanding warrants (the "PharMerica Warrants") and 5,969,272 shares of PharMerica Common Stock were issuable upon the exercise of outstanding PharMerica Options granted under the stock option plans of PharMerica (the "PharMerica Option Plans"); no shares of PharMerica Common Stock are reserved for issuance for any purpose other than upon exercise of such outstanding PharMerica Warrants or such outstanding PharMerica Options or upon the grant of other options pursuant to the PharMerica Option Plans or pursuant to the PharMerica Rights Agreement. Since December 31, 1998, no PharMerica Warrants or PharMerica Options have been granted and no agreements or commitments have been made to grant any PharMerica Warrants or PharMerica Options. Except for the foregoing, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating PharMerica to issue, transfer or sell any shares of capital stock of PharMerica or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of PharMerica. All issued and outstanding shares of PharMerica Common Stock are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, PharMerica subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or By-laws of PharMerica or any agreement to which PharMerica is a party or by which it may be bound.

                  3.14.2 Except as set forth in Section 3.14.2 of the PharMerica Disclosure Statement, there are no (i) obligations, contingent or otherwise, of PharMerica or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of PharMerica Common Stock or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, or (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings (or any component thereof), or calculated in accordance therewith, of PharMerica or any of its Subsidiaries.
Section 3.14.2 of the PharMerica Disclosure Statement sets forth the contingent earn-out obligations to which PharMerica or any of its Subsidiaries is subject. There are no voting trusts, proxies or other agreements or understandings to which PharMerica is a party or by which PharMerica is bound with respect to the voting of any shares of capital stock of PharMerica.

                  3.14.3 PharMerica has delivered or made available to Bergen complete and correct copies of each of the PharMerica Warrants and each of the plans or agreements pursuant to which the PharMerica Options have been granted, including all amendments thereto. Section 3.14.3 of the PharMerica Disclosure Statement sets forth a complete and correct list of all outstanding PharMerica Warrants and PharMerica Options, setting forth (i) the exercise price of each outstanding PharMerica Warrant and PharMerica Option, (ii) the number of PharMerica Warrants and PharMerica Options and (iii) the date of issuance or grant of each such PharMerica Warrant or PharMerica Option. Since September 30, 1998, the time periods during which the PharMerica Options may be exercised have not been extended with respect to any of the PharMerica Options. Section 3.14.3 of the PharMerica Disclosure Statement sets forth a complete and correct list of all restricted stock awards applicable to PharMerica Common Stock, including the recipients and the number of shares of PharMerica Common Stock received or to be received by each.

         3.15 Capital Stock of Subsidiaries. The only direct or indirect Subsidiaries of PharMerica are those listed in Section 3.15 of the PharMerica Disclosure Statement. PharMerica is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating PharMerica or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of any of such Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so beneficially owned by PharMerica are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by PharMerica, directly or indirectly, free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Section 3.15 of the PharMerica Disclosure Statement, PharMerica does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

         3.16 Litigation. Except as set forth in Section 3.16 of the PharMerica Disclosure Statement or in the PharMerica SEC Reports, as of the date hereof there are no material pending actions, suits, proceedings or, to the knowledge of PharMerica, investigations by, against or affecting PharMerica, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which PharMerica or any of its Subsidiaries is responsible by way of indemnity or otherwise. Except as set forth in Section 3.16 of the PharMerica Disclosure Statement: (i) no pending or, to the knowledge of PharMerica, threatened actions, suits, proceedings or investigations by, against or affecting PharMerica, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such PharMerica SEC Reports, would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a PharMerica Material Adverse Effect; and (ii) to the knowledge of PharMerica, no actions, suits, proceedings or investigations which would reasonably be expected to have a PharMerica Material Adverse Effect are threatened or contemplated and there is no reasonable basis, to the knowledge of PharMerica, for any action, suit, proceeding or investigation, whether or not threatened or contemplated, which could reasonably be expected to have a PharMerica Material Adverse Effect.

         3.17 Insurance. PharMerica and its Subsidiaries have insurance policies and fidelity bonds covering it and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors which PharMerica reasonably and in good faith believes are adequate to conduct the business of PharMerica and its Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and PharMerica is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, individually or in the aggregate with all such other failures, have a PharMerica Material Adverse Effect. PharMerica reasonably believes that the reserves established by PharMerica and its Subsidiaries in respect of all matters as to which PharMerica or any of its Subsidiaries self-insures or carries retention and/or deductibles, including without limitation workers' medical coverage and workers' compensation, are adequate and appropriate, and PharMerica is not aware of any facts or circumstances existing as of the date hereof that would reasonably be expected to cause such reserves to be materially inadequate or inappropriate. Section 3.17 of the PharMerica Disclosure Statement sets forth a true and complete list of all insurance policies, including retention and/or deductible programs, and fidelity bonds of PharMerica. PharMerica has previously provided to Bergen's counsel a copy of the existing insurance policies referred to in Section 5.13.2. Section 3.17 of the PharMerica Disclosure Statement sets forth the amount of the annual premium currently paid for directors' and officers' liability insurance by PharMerica and its Subsidiaries.

         3.18 Title to and Condition of Properties. PharMerica and its Subsidiaries have good title to all of the real property and personal property reflected on PharMerica's September 30, 1998 unaudited consolidated balance sheet contained in PharMerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the SEC (the "PharMerica Balance Sheet"), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to PharMerica and its Subsidiaries taken as a whole. Neither PharMerica nor any of its Subsidiaries owns any material real property. No real or personal property owned or leased by PharMerica or any of its Subsidiaries is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which PharMerica or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics', carriers', workers', repairers', materialmen's, landlords' and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which PharMerica or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of PharMerica or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of PharMerica and its Subsidiaries (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the "PharMerica Permitted Encumbrances"); (v) those securing liabilities reflected in the PharMerica Balance Sheet; or (vi) those described in Section 3.18 of the PharMerica Disclosure Statement.

         3.19 Leases. There have been delivered or made available to Bergen true and complete copies of each lease pursuant to which real or personal property is held under lease by PharMerica or any of its Subsidiaries (limited, in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year), and true and complete copies of each lease pursuant to which PharMerica or any of its Subsidiaries leases real or personal property to others (limited in the case of personal property, to leases pursuant to which annual rentals are reasonably expected to be at least $100,000 per year). Section 3.19 of the PharMerica Disclosure Statement sets forth a true and complete list of all such leases, and such leases are the only leases that are material to the business conducted by PharMerica and its Subsidiaries taken as a whole. All of the leases so listed (i) are, in all material respects, valid and subsisting and in full force and effect with respect to PharMerica and its Subsidiaries, as the case may be, and, to PharMerica's knowledge, with respect to any other party thereto and (ii) were entered into as a result of bona fide arm's length negotiations with the other party or parties thereto. PharMerica or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all material liens and encumbrances other than PharMerica Permitted Encumbrances. The real properties leased by PharMerica and its Subsidiaries are, in all material respects, in good operating order and condition, subject to ordinary wear and tear. To PharMerica's knowledge, there are no material structural, mechanical or other defects in any improvements located on such real properties.

         3.20 Contracts and Commitments. Except as set forth in Section 3.20 of the PharMerica Disclosure Statement or as set forth as an exhibit in a PharMerica SEC Report filed since December 31, 1997, neither PharMerica nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories:

                  3.20.1 contracts for the purchase by PharMerica or any of its Subsidiaries of medicines, materials, supplies or equipment which are not cancelable upon 90 days' or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or (iii) contracts obligating PharMerica or its Subsidiaries to make capital expenditures in excess of $200,000;

                  3.20.2 contracts under which PharMerica or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

                  3.20.3 powers of attorney outstanding from PharMerica or any of its Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

                  3.20.4 contracts under which any amount payable by PharMerica or any of its Subsidiaries is dependent upon, or calculated in accordance with, the revenues or earnings (or any component thereof of PharMerica or any of its Subsidiaries;

                  3.20.5 contracts with any director, officer, employee or affiliate of PharMerica or any of its Subsidiaries other than in such person's capacity as a director, officer or employee of PharMerica or any of its Subsidiaries;

                  3.20.6 contracts which limit or restrict where PharMerica or any of its Subsidiaries may conduct its business or the type or line of business in which PharMerica or any of its Subsidiaries may engage;

                  3.20.7 contracts with any party for the loan of money or availability of credit to or from PharMerica or any of its Subsidiaries (except credit extended by PharMerica or any of its Subsidiaries to its customers in the ordinary course of business and consistent with past practice); or

                  3.20.8 any material hedging, option, derivative or other similar transaction.

True and complete copies of all contracts, obligations and commitments listed in
Section 3.20 of the PharMerica Disclosure Statement have been delivered or made available to Bergen. None of PharMerica or its Subsidiaries or, to the knowledge of PharMerica, any other party is in breach of or default under any of the contracts, obligations and commitments listed in Section 3.20 of the PharMerica Disclosure Statement or under any other PharMerica Contracts (and, to the knowledge of PharMerica, no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults which would not, singly or in the aggregate with all other such breaches, have a PharMerica Material Adverse Effect.

         3.2l Labor Matters. None of PharMerica or its Subsidiaries is a party to any union contract or other collective bargaining agreement. Each of PharMerica and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither PharMerica nor any of its Subsidiaries is engaged in any unfair labor practice, except for such failures to comply or unfair labor practices as could not, individually or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of PharMerica, any labor strike or stoppage threatened) against or affecting PharMerica or any of its Subsidiaries. To PharMerica's knowledge, no union organizing activities with respect to any of its or its Subsidiaries' employees are occurring or threatened.

         3.22 No Change of Control Puts. Except as described in Section 3.22 of the PharMerica Disclosure Statement, neither the execution and delivery by PharMerica of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby gives rise to any obligation of PharMerica or any of its Subsidiaries to, or any right of any holder of any security of PharMerica or any of its Subsidiaries to require PharMerica to, purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

         3.23 Employment and Labor Contracts. Except as set forth in Section
3.23 of the PharMerica Disclosure Statement, neither PharMerica nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the knowledge of PharMerica, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to Bergen.

         3.24 Intellectual Property Rights. PharMerica or its Subsidiaries own or have the right to use all material Intellectual Property Rights (as defined in this Section 3.24) necessary to the conduct of their respective businesses. Subject to obtaining any associated consents with respect to agreements or licenses listed in Section 3.3.2 of the PharMerica Disclosure Statement, each Intellectual Property Right owned or used by PharMerica or any of its Subsidiaries immediately prior to the Effective Time will be owned or available for use, in all material respects, by the Surviving Corporation or its subsidiaries on substantially the same terms and conditions immediately subsequent to the Effective Time. Section 3.24 of the PharMerica Disclosure Statement contains a list of all material patents, trade names, registered copyrights, trademarks and service marks, mask works and applications for the foregoing owned or used by PharMerica or its Subsidiaries. Except as set forth in Section 3.24 of the PharMerica Disclosure Statement, (i) PharMerica and/or its Subsidiaries have valid and unencumbered (except for PharMerica Permitted Encumbrances) title to the Intellectual Property Rights set forth in such
Section 3.24 and, to PharMerica's knowledge, such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein;
(ii) no material rights or licenses to use Intellectual Property Rights have been granted or acquired by PharMerica or its Subsidiaries; (iii) there have been no claims or assertions made by others that PharMerica or its Subsidiaries has infringed any Intellectual Property Rights of others by the sale of products, the rendering of services or any other activity since December 31, 1992; (iv) to the knowledge of PharMerica, there has been no such infringement by PharMerica or any of its Subsidiaries since December 31, 1992; (v) PharMerica has no knowledge of any infringement of Intellectual Property Rights of PharMerica or any of its Subsidiaries by others; and (vi) all Intellectual Property Rights owned by PharMerica or its Subsidiaries are in good standing with the registration authority therefor, if any, and, to the extent recorded on the public record, are recorded in the name of PharMerica or its Subsidiaries. True and complete copies of all material listed in Section 3.24 of the PharMerica Disclosure Statement have been delivered or made available to Bergen. For purposes of this Agreement, the phrase "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing, sale, licensing or maintenance of products or services by PharMerica or its Subsidiaries.

         3.25 Taxes. (i) PharMerica and its Subsidiaries have, in all material respects, prepared and timely filed or will, in all material respects, timely file with the appropriate governmental agencies all franchise, income and all other Tax returns and reports (hereinafter collectively referred to as "Tax Returns") required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of PharMerica and/or its Subsidiaries (copies of which Tax Returns for the past three fiscal years have been delivered or made available to Bergen) and such Tax Returns were (or in the case of Tax Returns to be filed subsequent to the date hereof, will be) correct and complete in all material respects when filed; (ii) all Taxes of PharMerica and its Subsidiaries have been paid in full to the proper authorities or fully accrued or provided for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of PharMerica, other than such Taxes as are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by PharMerica and its Subsidiaries have, in all material respects, either been paid or adequately reserved for in accordance with generally accepted accounting principles or are not material to PharMerica and its Subsidiaries taken as a whole; (iv) to the knowledge of PharMerica, no unpaid deficiency has been asserted or assessed against PharMerica or any of its Subsidiaries, and no examination of PharMerica or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 3.25 of the PharMerica Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered or made available to Bergen); (v) except as set forth in the PharMerica Disclosure Statement, no extension of the period for assessment or collection of any Tax of PharMerica or any of its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return of PharMerica or any of its Subsidiaries has been requested, which Tax Return has not since been filed;
(vi) no Tax liens have been filed with respect to any Taxes of PharMerica or any of its Subsidiaries except for property taxes which have accrued but with respect to which penalty for nonpayment has not occurred; (vii) neither PharMerica nor any of its Subsidiaries has agreed to make any adjustment by reason of a change in its accounting methods that would affect the taxable income or deductions of PharMerica or any of its Subsidiaries for any period ending after the Effective Time; (viii) PharMerica and its Subsidiaries have complied in all material respects with all laws requiring Taxes to be deducted and withheld from the amounts paid or owing to their employees, independent contractors, creditors, stockholders or other third parties; (ix) there are no Tax sharing agreements or arrangements under which PharMerica or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) PharMerica and its Subsidiaries have no foreign losses as defined in Section 904(f)(2) of the Internal Revenue Code of 1986, as amended; (xi) to the knowledge of PharMerica, there are no transfer pricing agreements made by or on behalf of PharMerica or any of its Subsidiaries with any taxation authority;
(xii) no asset of PharMerica or any of its Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither PharMerica nor any of its Subsidiaries is a partner in any partnership; (xiii) neither PharMerica nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1297 of the Code) or other entity the income of which is required to be included in the income of PharMerica or such Subsidiary; (xiv) neither PharMerica nor any of its Subsidiaries has made an election under Section 341(f) of the Code; (xv) neither PharMerica nor any of its Subsidiaries is obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code; (xvi) none of PharMerica and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) to PharMerica's knowledge, none of

PharMerica and its Subsidiaries has any liability for the Taxes of any Person (other than PharMerica and its Subsidiaries) under any statute or regulation, as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, the term "Tax" means any of the following, and the term "Taxes" means all of the following, imposed by or payable to any Governmental Authority any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including without limitation taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not. The agreement and plan of merger, dated as of April 15, 1997, by and among Capstone Pharmacy Services, Inc. and Beverly Enterprises, Inc. and the related distribution agreement referenced therein (such agreement and plan of merger and such distribution agreement, the "April 1997 Agreements") were binding (within the meaning of
Section 1012(d)(3)(A) of the Taxpayer Relief Act of 1997) on April 15, 1997 and at all times thereafter. All of the information submitted and representations made to the Internal Revenue Service in connection with the private letter ruling request(s) regarding the transactions described in such agreements were accurate and complete in all material respects at the time such ruling request(s) were made. To the knowledge of PharMerica, there is no evidence that would preclude PharMerica or Bergen from establishing, pursuant to Section 355(e)(2)(B) of the Code, that (i) the Merger and (ii) the transactions consummated by Capstone Pharmacy Services, Inc. and Beverly Enterprises, Inc. pursuant to the April 1997 Agreements are "not pursuant to a plan or series of related transactions" (within the meaning of such Code Section).

         3.26 Employee Benefit Plans; ERISA.

                  3.26.1 Except as set forth in Section 3.26 of the PharMerica Disclosure Statement, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by PharMerica or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which PharMerica or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("PharMerica Pension Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b),
(c), (m) or (o) of the Code which includes PharMerica or any of its Subsidiaries.

                  3.26.2 PharMerica has delivered or made available to Bergen true and complete copies of, and Section 3.26 of the PharMerica Disclosure Statement lists, all PharMerica Pension Benefit Plans, "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees), maintained or contributed to by PharMerica or any of its Subsidiaries or under which PharMerica or any of its Subsidiaries otherwise may have any liability ("PharMerica Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) to which PharMerica or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability (which multiemployer plans are designated as such in such Section 3.26), and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, change of control, executive compensation, "top hat," other equity-based compensation, and vacation plans, agreements, or arrangements maintained or contributed to by PharMerica or any of its Subsidiaries.

                  3.26.3 PharMerica and each of its Subsidiaries, and each of the PharMerica Pension Benefit Plans, PharMerica Welfare Plans, and all other plans or arrangement referenced in Section 3.26.2 (collectively, the "PharMerica Employee Benefit Plans") are, and have been maintained, in compliance with the applicable provisions of ERISA and other Applicable Laws except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

                  3.26.4 All material contributions to and all material payments from the PharMerica Employee Benefit Plans which are required to have been made in accordance with the PharMerica Employee Benefit Plans and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been timely made.

                  3.26.5 The PharMerica Pension Benefit Plans intended to qualify under Section 401(a) of the Code either (i) have a current favorable determination letter from the IRS, or (ii) have been submitted on a timely basis to obtain a favorable determination letter, and nothing has occurred with respect to such PharMerica Pension Benefit Plans which is likely to cause the loss of tax qualified status or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code. Such plans have been amended to the extent required to maintain the qualified status of the plans.

                  3.26.6 There are (i) no investigations or audits pending or, to the knowledge of PharMerica, threatened by any governmental entity involving any PharMerica Employee Benefit Plan, (ii) no termination proceedings involving any PharMerica Pension Benefit Plan and (iii) no pending or, to the knowledge of PharMerica, threatened claims (other than routine uncontested claims for benefits), suits or proceedings relating to any PharMerica Employee Benefit Plan, against the assets of any of the trusts under any PharMerica Employee Benefit Plan or against any fiduciary of any PharMerica Employee Benefit Plan who is PharMerica, any Subsidiary of PharMerica, any officer or employee of PharMerica or its Subsidiaries or, to PharMerica's knowledge, any other fiduciary, except for those which would not, singly or in the aggregate, give rise to any liability which would reasonably be expected to have a PharMerica Material Adverse Effect, nor, to the knowledge of PharMerica, are there any facts which could give rise to any such liability except for those which would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

                  3.26.7 No trustee, administrator, fiduciary or any "party in interest" or "disqualified person" with respect to any PharMerica Employee Benefit Plan who is PharMerica, any Subsidiary of PharMerica, any officer or employee of PharMerica or its Subsidiaries or, to PharMerica's knowledge, any other trustee, administrator, fiduciary, "party-in-interest" or disqualified person, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on PharMerica or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.



                  3.26.8 None of the PharMerica Pension Benefit Plans is subject to Title IV of ERISA.

                  3.26.9 Neither PharMerica nor any Subsidiary of PharMerica nor any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA (other than for the payment of premiums, all of which have been paid when due) and PharMerica has no knowledge of any events, facts or conditions which reasonably could be expected to give rise to any such liability. No PharMerica Pension Benefit Plan has applied for, received, or been the subject of, a waiver of the minimum funding standards imposed by Section 412 of the Code.

                  3.26.10 Neither PharMerica, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including without limitation any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

                  3.26.11 With respect to each of the PharMerica Employee Benefit Plans, true, correct and complete copies of the following documents have been delivered or made available to Bergen: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the three most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

                  3.26.12 Neither PharMerica, nor to PharMerica's knowledge, any of its Subsidiaries, any organization to which PharMerica is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of
Section 4069(a)
of ERISA, except where the liability therefor would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

                  3.26.13 None of the PharMerica Welfare Plans maintained by PharMerica or any of its Subsidiaries include retiree life or retiree health benefits or provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). PharMerica and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a PharMerica Material Adverse Effect.

                  3.26.14 No material liability under any PharMerica Employee Benefit Plan has been funded or satisfied by or with the purchase of a contract from an insurance company as to which PharMerica or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

                  3.26.15 Except as set forth in Section 3.26 of the PharMerica Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits, deemed satisfaction of goals or conditions, forgiveness or modification of loans, or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee or former employee of PharMerica or any of its Subsidiaries.

                  3.26.16 Intentionally omitted.

                  3.26.17 With respect to each PharMerica Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with PharMerica or any of its Subsidiaries as determined under Section 414 of the Code, no event has occurred and no condition exists that after the Merger could subject PharMerica or Bergen, directly or indirectly, to any material liability (including without limitation liability under any indemnification agreement) under Section 412, 4971, 4975, or 4980B of the Code or Section 502, 601 or 606 of ERISA.

                  3.26.18 All material contributions and all material payments to or with respect to each PharMerica Employee Benefit Plan have been timely made and PharMerica has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such plan or related arrangement, document, or applicable law. No PharMerica Employee Benefit Plan has any material unfunded benefits that are not fully reflected in the PharMerica Balance Sheet.

                  3.26.19 No agreement, commitment, or obligation exists to increase, in any material respect, any benefits under any PharMerica Employee Benefit Plan or to adopt any new PharMerica Employee Benefit Plan.

         3.27 Environmental Matters.

                  3.27.1 Except as would not, singly or in the aggregate with all other such instances of non-compliance, have a PharMerica Material Adverse Effect, PharMerica and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all licenses, permits, registrations and other governmental authorizations (collectively, "Environmental Authorizations") required under all applicable Environmental Laws, and compliance with the terms and conditions thereof, and there are no circumstances of which PharMerica is aware which may materially prevent or interfere with such compliance in the future. To PharMerica's knowledge, all Environmental Authorizations currently held by PharMerica and its Subsidiaries pursuant to Environmental Laws are identified in Section 3.27.1 of the PharMerica Disclosure Statement and represent all Environmental Authorizations necessary for the conduct of the businesses of PharMerica and its Subsidiaries as currently conducted. Neither PharMerica nor any of its Subsidiaries has been notified, or has any reasonable basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business. To PharMerica's knowledge, the execution and delivery of this Agreement and the consummation by PharMerica of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Authorizations, and will not require any notification, registration, reporting, filing, investigation or remediation under any applicable Environmental Laws.

                  3.27.2 There are no Environmental Notices (as hereinafter defined) that, singularly or in the aggregate, reasonably could be expected to have a PharMerica Material Adverse Effect (i) pending or, to the knowledge of PharMerica, threatened against PharMerica or any of its Subsidiaries, (ii) to the knowledge of PharMerica, pending or threatened against any person or entity whose liability for such Environmental Notice could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries, (iii) that to the knowledge of PharMerica could subject PharMerica to any material risk of liability, loss or damages, or (iv) that to the knowledge of PharMerica could reasonably be expected to require any material investigation, removal or remedial or corrective action by PharMerica or any of its Subsidiaries. Since December 31, 1997 neither PharMerica nor any of its Subsidiaries has received any Environmental Notice alleging that PharMerica or any of its Subsidiaries is subject to liability under any Environmental Law or that PharMerica or any of its Subsidiaries is not in full compliance with all applicable Environmental Laws.

                  3.27.3 There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice or demand letter or request for information or, to the knowledge of PharMerica, investigation pending or, to the knowledge of PharMerica, threatened under any Environmental Law (i) against PharMerica or any of its Subsidiaries, or (ii) to the knowledge of PharMerica against any person or entity in connection with which liability could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries, except, with respect to each of clauses
(i) and (ii), for such demands, claims, notices of violation, notice or demand letters or requests for information which singly or in the aggregate could not reasonably be expected to have a PharMerica Material Adverse Effect.

                  3.27.4 To the knowledge of PharMerica, no property or facility presently or formerly owned, operated or leased by PharMerica or any of its present Subsidiaries, or to the knowledge of PharMerica any of its former Subsidiaries, or any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has PharMerica or any of its Subsidiaries received any written notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

                  3.27.5 Other than in material compliance with applicable Environmental Laws, there has been no disposal, spill, discharge or release of any Hazardous Materials (as hereinafter defined) generated, used, owned, stored or controlled by PharMerica, or, to the knowledge of PharMerica, any of its Subsidiaries or any of their respective predecessors in interest on, at or under any property presently or formerly owned, leased or operated by PharMerica, or, to the knowledge of PharMerica, its Subsidiaries, or any predecessors in interest, and to the knowledge of PharMerica there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, that (i) could reasonably be expected to subject PharMerica to a material risk of liability, loss or damages, or result in PharMerica's incurring material costs under any Environmental Law, (ii) could reasonably be expected to form the basis of any material Environmental Notice against or with respect to PharMerica or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice could reasonably be expected to be imputed or attributed by law or contract to PharMerica or any of its Subsidiaries or (iii) could reasonably be expected to require material investigation, removal or remedial or corrective action by PharMerica or any of its Subsidiaries, that in any case singularly or in the aggregate reasonably could be expected to have a PharMerica Material Adverse Effect.

                  3.27.6 Other than in material compliance with applicable Environmental Laws, without in any way limiting the generality of the foregoing, to the knowledge of PharMerica (i) there are and have been no underground or aboveground storage tanks or other storage receptacles or related piping or other disposal areas containing Hazardous Materials located on, at or under property owned, operated or leased by PharMerica, any of its Subsidiaries or any of their respective predecessors in interest, (ii) there are and have been no polychlorinated biphenyls located on any properties owned, operated or leased by PharMerica or any of its Subsidiaries, and (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or leased by PharMerica or any of its Subsidiaries.

                  3.27.7 To the knowledge of PharMerica, no lien has been recorded under any Environmental Law with respect to any properties, assets or facilities owned, operated or leased by PharMerica or any of its Subsidiaries.

                  3.27.8 PharMerica has given Bergen and its authorized representatives access to all records and files in its possession or control relating to actual or potential compliance or liability issues of PharMerica or its Subsidiaries and any of their respective predecessors in interest under any Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities currently or formerly owned, operated, managed, leased, used or controlled by PharMerica or any of its Subsidiaries, or otherwise concerning compliance with or liability under any Environmental Laws.

                  3.27.9 For purposes of this Agreement:

                           3.27.9.1 "Environment" shall mean any surface water,
groundwater or drinking water supply, land surface or subsurface strata or ambient air and includes, without limitation, any indoor location.

                           3.27.9.2 "Environmental Laws" shall mean CERCLA, the
Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, as amended, and any other federal, state, local or foreign statute, rule, regulation, order, judgment, directive, decree or common law, as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the Environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor Environment, or employee health or safety. The term "Environmental Laws" shall also include laws governing the transfer of real property or a business that require notification, registration, reporting, filing, investigation or remediation prior to, concurrent with or following sale or transfer of control of any property, facility or establishment in connection with the actual or threatened presence or release of Hazardous Materials at such property, facility or establishment.

                           3.27.9.3 "Environmental Notice" shall mean any
written communication, notice or claim by any Governmental Authority or other third party alleging civil or criminal liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) or alleging noncompliance arising out of, based upon, resulting from or relating to any Environmental Law.

                           3.27.9.4 "Hazardous Material" shall mean any
pollutant, contaminant or hazardous, toxic or dangerous waste, substance, constituent or material defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any medical waste, any biochemical waste, any asbestos, radon, any petroleum or petroleum product, any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease agent and any other substance that can give rise to liability under any Environmental Law.

         3.28 Intentionally omitted.

         3.29 Institutional Pharmacy Business.

                  3.29.1 Section 3.29 of the PharMerica Disclosure Statement lists each pharmacy utilized by

PharMerica and its Subsidiaries in connection with their pharmacy business and indicates (i) the location of each such pharmacy and (ii) whether such pharmacy premises are owned or held pursuant to a leasehold interest, management agreement or otherwise. No other person or entity has any beneficial ownership or interest in or to any such pharmacy nor does any other person or entity have any right or option to acquire any beneficial ownership or interest in or to any such pharmacy.

                  3.29.2 Section 3.29 of the PharMerica Disclosure Statement lists all of the customers to which PharMerica and its Subsidiaries provided pharmacy services pursuant to oral or written contracts which generated revenues in excess of $10,000,000 for the year ended December 31, 1997 ("PharMerica Pharmacy Contracts"). Except as set forth in such Section 3.29, PharMerica has not been informed, and has no reason to believe, that any PharMerica Pharmacy Contract will be terminated for or without cause.

                  3.29.3 To PharMerica's knowledge, none of PharMerica nor any of its Subsidiaries has violated or is in violation of any law or order of any court or governmental authority that is applicable to any of them, their businesses or their properties, including but not limited to the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties Law of the Social Security Act, the so called "Stark" law, 42 USC Section 1395nn, or any other federal or state law, statute, rule or regulation prohibiting rebates, kickbacks, fee-splitting or other financial incentives or inducements, including but not limited to providing products or services below cost for the referral or continuation of business, except for any past or present violations which could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. None of PharMerica or its Subsidiaries is, to the knowledge of PharMerica, under investigation by the Office of Inspector General of the Department of Health and Human Services or any other federal or state investigatory or regulatory body or agency relating to their business activities, nor is PharMerica aware of any state of facts which could reasonably be likely to subject PharMerica or its Subsidiaries to a claim for civil penalties (other than penalties which would be immaterial to PharMerica and its Subsidiaries, taken as a whole), criminal fines or other sanctions (other than criminal fines or other sanctions which would be immaterial to PharMerica and its Subsidiaries, taken as a whole) with respect to a violation or claimed violation of any such laws or regulations relating to the conduct of their business.

                  3.29.4 Intentionally omitted.

                  3.29.5 To PharMerica's knowledge, PharMerica and its Subsidiaries have delivered or made available true and correct billing requests for reimbursement and underlying information to all governmental programs, including but not limited to the Medicare and Medicaid programs, in substantial compliance with all rules, regulations, policies and procedures of such governmental programs and of the fiscal intermediaries of such programs, except for any failures to be true and correct or any failures to be in compliance which could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. To the knowledge of PharMerica, all such billings were for goods and/or services actually provided, and at charges or costs that were lawful in all material respects, and PharMerica and its Subsidiaries have appropriate documentation to support such billing requests, except for any charges or costs (if deemed to be unlawful) or lack of documentation that could not, singly or in the aggregate, reasonably be expected to result in a PharMerica Material Adverse Effect. To the knowledge of PharMerica, all accounts receivable of PharMerica and its Subsidiaries reflected in the PharMerica Balance Sheet represent, in all material respects, valid claims against debtors for sales of products or services or other charges on or before the date of the PharMerica Balance Sheet, are not subject to discount to any material extent except for normal cash discounts and have been appropriately reduced, in all material respects, to their estimated net realizable value.

         3.30 Fairness Opinion. PharMerica has received the opinion of Donaldson Lufkin & Jenrette Securities Corporation to the effect that as of the date hereof the Merger Consideration is fair to PharMerica's stockholders from a financial point of view.

         3.31 Year 2000. Subject to the completion schedule set forth in the most recent PharMerica SEC Report heretofore filed by PharMerica with the SEC, PharMerica and its Subsidiaries have taken, in all material respects, the steps described in the PharMerica SEC Reports with respect to the computer systems and software of

PharMerica and its Subsidiaries relating to the specification of dates in, into and between the 20th and 21st centuries.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF BLUEJAY AND
                                     SUBCORP

         Except as set forth in the disclosure statement delivered by Bergen to PharMerica at or prior to the execution of this Agreement (the "Bergen Disclosure Statement") (each section of which qualifies the correspondingly numbered representation and warranty, regardless of whether such representation or warranty expressly refers to or is qualified by reference to such Bergen Disclosure Statement), Bergen and Subcorp jointly and severally represent and warrant to PharMerica as follows:

         4.1 Organization and Qualification. Each of Bergen and its Subsidiaries (as defined in this Section 4.1) is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Bergen SEC Reports (as defined in Section 4.9.1). Each of Bergen and each of Bergen's Subsidiaries is duly qualified to transact business as a foreign corporation or other foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a Bergen Material Adverse Effect. "Bergen Material Adverse Effect" means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "Circumstance"), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Bergen and its Subsidiaries, taken as a whole; provided, however, that Bergen Material Adverse Effect shall not be deemed to include the impact of: (A) any decline in the share price of either Bergen Common Stock or PharMerica Common Stock, except that any effect underlying such decline shall be considered in determining whether a Bergen Material Adverse Effect has occurred to the extent that such effect would otherwise be so considered; (B) the implementation of changes in generally accepted accounting principles; (C) actions and omissions of Bergen or its Subsidiaries taken or permitted with the prior written consent of PharMerica after the date hereof;
(D) expenses reasonably incurred by Bergen or its Subsidiaries in consummating the transactions contemplated by this Agreement; and (E) the impact of the implementation of the prospective payment system for skilled nursing facilities and other long term care providers, except to the extent that such implementation would render consummation of the transactions contemplated by this Agreement illegal. Neither Bergen nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (or other applicable charter document) or By-laws or, if it is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement. True and complete copies of the certificate of incorporation and By-laws, as currently in effect, of Bergen have been previously delivered or made available to PharMerica. Except for amendments reflected in the Restated Certificate of Incorporation and by-laws of Bergen heretofore delivered to PharMerica and amendments described in Section 4.1 of the Bergen Disclosure Statement, no amendments to the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of Bergen have been authorized from September 30, 1998 through the date hereof. For purposes of this Agreement, all references to the "Subsidiaries" of Bergen shall constitute references to any entity (i) the accounts of which would be consolidated with those of Bergen in Bergen's consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned by Bergen and/or one or more subsidiaries of Bergen.

         4.2 Authority Relative to This Agreement. Bergen and Subcorp each have the corporate power and authority to execute and deliver this Agreement and, upon obtaining the requisite approval of the holders of Bergen

Common Stock at the Bergen Annual Meeting or any adjournment thereof with respect to the issuance of shares of Bergen Common Stock pursuant to the Merger, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Bergen and Subcorp and by Bergen as the sole stockholder of Subcorp, and except as stated in the preceding sentence, no other corporate proceedings on the part of Bergen or Subcorp are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bergen and Subcorp and, assuming the due authorization, execution and delivery hereof by PharMerica and subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of Bergen and Subcorp, enforceable against Bergen and Subcorp in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         4.3 Consents; No Conflicts.

                  4.3.1 Except for actions to be taken in connection with (a) the filing of the Certificate of Merger, (b) the filing and effectiveness of the Registration Statement, (c) the filings required under and in connection with the applicable requirements of the HSR Act, (d) any filings required under the New Jersey Industrial Site Recovery Act, (e) filings required pursuant to any state securities or "blue sky" laws, (f) filings and other matters relating to the listing on the NYSE of the share of Bergen Common Stock required to be issued pursuant to this Agreement, (g) any filings, notices, disclosures or registrations set forth in Section 4.3.1 of the PharMerica Disclosure Statement,
(h) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (i) other consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of,
(x) any court, (y) any government agency or body or (z) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by Bergen or Subcorp of the Merger or the other transactions contemplated hereby.

                  4.3.2 Except as set forth in Section 4.3.2 of the Bergen Disclosure Statement, the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and compliance by Bergen and Subcorp with any of the provisions hereof do not and will not: (i) subject to obtaining the requisite approval of the issuance of Bergen Common Stock pursuant to the Merger by the holders of Bergen Common Stock, conflict with or result in any breach or violation of any provision of the certificate of incorporation (or other comparable charter documents) or by-laws of Bergen or any of its Subsidiaries or, with respect to a Subsidiary of Bergen that is a limited liability company or partnership, its operating agreement, partnership agreement or other comparable agreement or (ii) result in (1) a breach or violation of, a default under or an event triggering any payment, obligation or acceleration of any obligation pursuant to any existing pension plans, welfare plans, multiemployer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies, including without limitation bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of Bergen and its Subsidiaries (the "Bergen Compensation and Benefit Plans") or any grant or award made under any of the foregoing, (2) a breach or violation of, a default under or an event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture or other obligation of Bergen or any of its Subsidiaries ("Bergen Contracts") or, subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses "a" through "i" of Section 4.3.1 or in Section 4.3.1 of the Bergen Disclosure Statement, any law, rule, ordinance or regulation or judgment, decree, order or award to which Bergen or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which Bergen or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Bergen Contracts, except, with respect to this clause (ii), for breaches, violations, defaults, triggering events, creations of liens, pledges, security interests or other encumbrances on assets, or changes in rights or obligations which would not, singly or in the aggregate with all other such matters, have a Bergen Material Adverse Effect.

         4.4 Board Recommendation. The Board of Directors of Bergen has, by a unanimous vote at a meeting of such Board duly held on January 8, 1999, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. At such meeting, the Board of Directors of Bergen recommended that the holders of Bergen Common Stock approve the issuance of Bergen Common Stock pursuant to this Agreement.

         4.5 No Existing Violation, Default, Etc. None of Bergen or its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have a Bergen Material Adverse Effect) of (A) any Applicable Law or (B) any order, decree or judgment of any Governmental Authority having jurisdiction over Bergen or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, exists under any Bergen Contract or any lease, permit, license or other agreement or instrument to which Bergen or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of Bergen or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have a Bergen Material Adverse Effect).

         4.6 Licenses and Permits. Each of Bergen and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Bergen Licenses") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the Bergen SEC Reports and as presently conducted and all such Bergen Licenses are valid and in full force and effect, other than any failure to have any such Bergen License or any failure of any such Bergen License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a Bergen Material Adverse Effect. Each of Bergen and its Subsidiaries is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such Bergen Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Bergen Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a Bergen Material Adverse Effect. Bergen has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Bergen or any of its Subsidiaries to renew any Bergen License, other than any such non-renewal as would not, singly or in the aggregate with all such non-renewals, have a Bergen Material Adverse Effect. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Section 4.3.1 of the Bergen Disclosure Statement, neither the execution and delivery by Bergen or Subcorp of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material Bergen License.

         4.7 Registration Statement; Prospectus/Joint Proxy Statement. None of the information supplied by Bergen for inclusion in, and none of the information regarding Bergen and its Subsidiaries incorporated by reference in, the Registration Statement or the Prospectus/Joint Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective, and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to Bergen and PharMerica stockholders and on the date or dates of the Bergen Annual Meeting and the PharMerica Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Prospectus/Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

         4.8 Finders or Brokers; Compensation Arrangements. Except as set forth in Section 4.8 of the Bergen Disclosure Statement, neither Bergen nor any Subsidiary of Bergen has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned in whole or part upon consummation of the Merger. The compensation payable by or on behalf of Bergen and its Subsidiaries (with respect to the transactions contemplated hereby) to any investment banker, broker, finder or intermediary identified in
Section 4.8 of the Bergen Disclosure Statement is set forth in one or more engagement letters delivered to PharMerica prior to the execution of this Agreement.

         4.9 SEC Filings.

                  4.9.1 Bergen has, in all material respects, filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1994 (collectively, the "Bergen SEC Reports"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Bergen SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.9.2 Bergen will deliver to PharMerica as soon as they become available true and complete copies of any report or statement mailed by Bergen to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by PharMerica, as to which Bergen makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect. The audited consolidated financial statements and unaudited consolidated interim financial statements of Bergen and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of Bergen and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of Bergen and its Subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of Bergen as of the respective dates thereof and the consolidated results of operations and cash flows of Bergen for the periods indicated.

         4.10 Financial Statements. Bergen's audited consolidated year-end financial statements and Bergen's unaudited consolidated interim financial statements included or incorporated by reference in the Bergen SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and fairly present in all material respects the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of Bergen as of the respective dates thereof and the consolidated results of operations and cash flows of Bergen for the periods indicated.

         4.11 Absence of Changes. Since September 30, 1998, except for (a) matters publicly disclosed by Bergen prior to the date hereof (including without limitation matters disclosed in Bergen SEC Reports filed prior to the date hereof) and (b) matters disclosed in Section 4.13 of the Bergen Disclosure Statement, there has been no event or condition which has caused a Bergen Material Adverse Effect, nor any development, occurrence or state of facts or circumstances known to Bergen that could, singly or in the aggregate, reasonably be expected to result in a Bergen Material Adverse Effect.

         4.12 Capitalization.

                  4.12.1 Subject to Section 4.12.1 of the Bergen Disclosure Statement, the authorized capital stock of Bergen consists solely of 200,000,000 shares of Bergen's Class A common stock, par value $1.50 per share (the "Bergen Common Stock"), and 3,000,000 shares of preferred stock, without par value (the "Bergen Preferred Stock"). As of December 1, 1998, there were 103,269,500 shares of Bergen Common Stock and no shares of Bergen Preferred Stock outstanding, 8,952,812 shares of Bergen Common Stock were held in Bergen's treasury and no shares of Bergen Preferred Stock were held in Bergen's treasury. As of December 1, 1998, 6,658,024 shares of Bergen Common Stock were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issuable by Bergen. Section 4.12.1 of the Bergen Disclosure Statement describes Bergen's obligations as of the date hereof to issue its Class A Common Stock pursuant to previously executed business combination agreements. Each outstanding share of Bergen Common Stock is, and all shares of Bergen Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of Bergen Common Stock has not been, and all shares of Bergen Common Stock to be issued in connection with the transactions contemplated hereby will not be, subject to or issued in violation of any preemptive or similar rights. As of the date hereof, except for (a) stock options issuable pursuant to stock option plans adopted or assumed by Bergen,
(b) shares of Bergen Common Stock issuable pursuant to other employee benefit plans disclosed in Bergen SEC Reports, (c) securities issuable in connection with business combinations disclosed in Bergen SEC Reports, (d) securities issuable pursuant to the Rights Agreement, dated as of February 8, 1994, between Bergen and Chemical Trust Company of California (the "Bergen Shareowners' Rights Plan"), and (e) matters described in Section 4.12 of the Bergen Disclosure Statement, Bergen is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bergen Common Stock or Bergen Preferred Stock or any other equity securities of Bergen or any securities representing the right to purchase or otherwise receive any shares of Bergen Common Stock or Bergen Preferred Stock or any other equity securities of Bergen.

                  4.12.2 Bergen has delivered or made available to PharMerica complete and correct copies of each stock option plan adopted or assumed by Bergen as of the date hereof.

         4.13 Litigation. Except for legal proceedings described in Section 4.13 of the Bergen Disclosure Statement or in the Bergen SEC Reports, there are no material pending actions, suits, proceedings or, to the knowledge of Bergen, investigations by, against or affecting Bergen, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which Bergen or any of its Subsidiaries is responsible by way of indemnity or otherwise, which would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a Bergen Material Adverse Effect.

         4.14 Title to and Condition of Properties. As of the date hereof, Bergen and its Subsidiaries have good title to all of the real property and personal property reflected on Bergen's September 30, 1998 audited consolidated balance sheet contained in Bergen's Annual Report on Form 10-K for the year ended September 30, 1998 filed with the SEC (the "Bergen Balance Sheet"), except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for defects of title which are not material to Bergen and its Subsidiaries taken as a whole. Except as set forth in Section 4.14 of the Bergen Disclosure Statement, as of the date hereof, no such real or personal property is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which Bergen or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics', carriers', workers', repairers', materialmen's, landlords' and other similar statutory or common law liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which Bergen or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of Bergen or its Subsidiaries; (iv) those which would not materially interfere with the conduct of the business of Bergen and its Subsidiaries or impair Bergen's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (the encumbrances described in clauses (i) through (iv) of this sentence collectively, the "Bergen Permitted Encumbrances"); (v) those securing liabilities reflected in the Bergen Balance Sheet; or (vi) those described in
Section 4.14 of the Bergen Disclosure Statement.

         4.15 Taxes. Except with respect to entities the acquisition of which is consummated subsequent to the date hereof (as to which no representation is made in this Section 4.15): (i) Bergen and its Subsidiaries have, in all material respects, prepared and timely filed or will, in all material respects, timely file with the appropriate governmental agencies all franchise, income and all other Tax returns and reports (hereinafter collectively referred to as "Bergen Tax Returns") required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Bergen and/or its Subsidiaries; (ii) all Taxes of Bergen and its Subsidiaries have been paid in full to the proper authorities or fully accrued or provided for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of Bergen, other than such Taxes as are adequately reserved for in accordance with generally accepted accounting principles or are not material to Bergen and its Subsidiaries taken as a whole; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by Bergen and its Subsidiaries have, in all material respects, either been paid or adequately reserved for in accordance with generally accepted accounting principles; and (iv) as of the date hereof, to the knowledge of Bergen, no unpaid deficiency has been asserted or assessed against Bergen or any of its Subsidiaries, and no examination of Bergen or any of its Subsidiaries is pending or threatened, for any material amount of Tax by any taxing authority.

         4.16 Absence of Undisclosed Liabilities. As of the date hereof, neither Bergen nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except for those liabilities or allowances recorded, accrued or reserved against on the Bergen Balance Sheet (as defined in Section 4.14) or described in the notes thereto, except for liabilities or obligations that would not, singly or in the aggregate, be reasonably expected to have a Bergen Material Adverse Effect and except for those liabilities described in
Section 4.16 of the Bergen Disclosure Statement.

         4.17 Year 2000. Subject to the completion schedule set forth in the most recent Bergen SEC Report heretofore filed by Bergen with the SEC, Bergen and its Subsidiaries have taken, in all material respects, the steps described in the Bergen SEC Reports with respect to the computer systems and software of Bergen and its Subsidiaries relating to the specification of dates in, into and between the 20th and 21st centuries.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

         5.1 Access and Information. Prior to the Closing, and except for disclosures which would cause PharMerica or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, Bergen shall be entitled to make or cause to be made such investigation of PharMerica and its Subsidiaries, and the financial and legal condition thereof, as Bergen deems necessary or advisable, and PharMerica shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, PharMerica shall (a) permit Bergen and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of PharMerica and its Subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to Bergen such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to PharMerica and its Subsidiaries and their businesses as Bergen shall request from time to time and
(c) cause its accountants to furnish to Bergen and its accountants access to all work papers relating to any of the periods covered by financial statements provided by PharMerica to Bergen hereunder. Prior to the Closing, and except for disclosures which would cause Bergen or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, Bergen shall (a) provide complete and accurate information to PharMerica and its representatives in response to reasonable requests for information made in order to enable PharMerica to confirm the accuracy of the representations set forth in Article IV (including the continuing accuracy of those representations which are not made as of a particular date) and the fulfillment of the covenants of this Article V and the closing conditions in Sections 6.1 and 6.3 and (b) furnish to PharMerica's financial advisor complete and accurate information comparable to the types of information heretofore furnished by Bergen to PharMerica's financial advisor in connection with the transactions contemplated hereby and such other information as such financial advisor may reasonably request (in light of prevailing circumstances) in order to perform its financial advisory role on behalf of PharMerica. Prior to the Closing, Bergen shall not use any information provided to it in confidence by PharMerica for any purposes unrelated to this Agreement. PharMerica shall not use any information provided to it in confidence by Bergen for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) Bergen will return to PharMerica all documents obtained by it from PharMerica and its Subsidiaries in confidence and any copies thereof in the possession of Bergen or its agents and representatives or, at the option of Bergen, Bergen shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to PharMerica and (b) PharMerica will return to Bergen all documents obtained by it from Bergen and its Subsidiaries in confidence and any copies thereof in the possession of PharMerica or its agents and representatives or, at the option of PharMerica, PharMerica shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Bergen. No investigation by Bergen or PharMerica heretofore or hereafter made shall modify or otherwise affect the conditions to the obligation of Bergen and PharMerica to consummate the transactions contemplated hereby.

         5.2 PharMerica's Affirmative Covenants Prior to the Closing, except as otherwise expressly provided herein, PharMerica shall (and PharMerica shall cause each of its Subsidiaries to):

                  5.2.1 conduct its business only in the ordinary and regular course of business consistent with past practices;

                  5.2.2 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Proprietary Rights and goodwill relating or pertaining to its businesses;

                  5.2.3 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

                  5.2.4 use commercially reasonable efforts to maintain the Intellectual Property Rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

                  5.2.5 maintain its books, accounts and records in accordance with generally accepted accounting principles;

                  5.2.6 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Bergen's obligation to close to be satisfied; and

                  5.2.7 promptly notify Bergen in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article III cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if PharMerica or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or 4(b) PharMerica fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.2.7 shall not limit or otherwise affect the remedies available hereunder to Bergen.

         5.3 Bergen's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, Bergen shall (and Bergen shall cause each of its Subsidiaries to):

                  5.3.1 use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual proprietary rights and goodwill relating or obtaining to its businesses;

                  5.3.2 endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees;

                  5.3.3 maintain its books, accounts and records in accordance with generally accepted accounting principles;

                  5.3.4 use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to PharMerica's obligation to close to be satisfied; and

                  5.3.5 promptly notify PharMerica in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects (except for any representation and warranty (i) which is qualified hereunder as to materiality, as to which such notification shall be given if Bergen or its Subsidiaries obtain knowledge that such representation and warranty is inaccurate in any respect, or (ii) that addresses matters only as of a particular date, which need only be true and correct as of such date) or
(b) Bergen fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3.5 shall not limit or otherwise affect the remedies available hereunder to PharMerica.

         5.4 PharMerica's Negative Covenants. Prior to the Closing, without the prior written consent of Bergen or as otherwise expressly provided herein, PharMerica will not and PharMerica will cause its Subsidiaries not to:

                  5.4.1 take any action or omit to take any action which would result in PharMerica's or any of its Subsidiaries' (a) incurring any trade accounts payable outside of the ordinary course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (b) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (c) guaranteeing the obligations of any entity other than PharMerica's Subsidiaries, (d) making any purchases of pharmaceuticals other than from the manufacturers thereof or wholesalers or other distributors authorized by such manufacturers to distribute their products; (e) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (f) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of PharMerica or any of its Subsidiaries (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (g) entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (h) making any representation to anyone indicating any intention of Bergen or its Subsidiaries to retain, institute, or provide any employee benefit plans; (i) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of PharMerica; (j) selling or disposing of any assets otherwise than in the ordinary course of business of PharMerica and its Subsidiaries; (k) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of $10,000,000 in the aggregate; (l) except for PharMerica Common Stock issuable upon exercise of a PharMerica Stock Option or PharMerica Warrant outstanding on December 31, 1998, issuing any shares of the capital stock of any kind of PharMerica or its Subsidiaries, transferring from the treasury of PharMerica or its Subsidiaries any shares of the capital stock of PharMerica or its Subsidiaries or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PharMerica or its Subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (m) modifying, amending or terminating any material PharMerica Contract other than in the ordinary course of business that is consistent with past practices; or (n) entering into any other transaction outside of the ordinary course of business;

                  5.4.2 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by PharMerica's regular independent accountants;

                  5.4.3 take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

                  5.4.4 incur or create any encumbrances, liens, pledges or security interests on assets other than PharMerica Permitted Encumbrances;

                  5.4.5 except as contemplated herein, take any action or omit to take any action which would materially interfere with Bergen's rights to compel performance of each of the obligations of PharMerica under this Agreement;

                  5.4.6 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a PharMerica Material Adverse Effect;

                  5.4.7 amend or modify, or propose to amend or modify, the PharMerica Rights Agreement, as amended as of the date hereof; or

                  5.4.8 agree or commit to take any action precluded by this
Section 5.4.

         5.5 Bergen's Negative Covenants. Prior to the Closing, without the prior written consent of PharMerica or as otherwise expressly provided herein, Bergen will not and Bergen will cause its Subsidiaries not to:

                  5.5.1 change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Bergen's regular independent accountants;

                  5.5.2 take any action that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

                  5.5.3 except as contemplated herein, take any action or omit to take any action which would materially interfere with PharMerica's rights to compel performance of each of the obligations of Bergen under this Agreement;

                  5.5.4 take or omit to be taken any action, or permit any of its affiliates to take or to omit to take any action, which would reasonably be expected to result in a Bergen Material Adverse Effect;

                  5.5.5 amend Bergen's Restated Certificate of Incorporation or by-laws in any material manner that does not generally apply to all of Bergen's stockholders; or

                  5.5.6 agree or commit to take any action precluded by this
Section 5.5.

         5.6 Closing Documents. PharMerica shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Bergen the documents or instruments described in Section 6.2. Bergen shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to PharMerica the documents or instruments described in Section 6.3.

         5.7 HSR Act.

                  5.7.1 Each of Bergen and PharMerica shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including without limitation the exchange between the parties, or where prudent, between the outside counsel of the parties, of relevant materials prior to the filing of such materials, provided that nothing herein shall obligate a party hereto to waive attorney-client protections or similar protections, and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Merger without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Merger under or relating to the HSR Act or other Antitrust Laws.

                  5.7.2 Each of Bergen and PharMerica shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Clayton Act, as amended, the Sherman Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, guidelines, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition (collectively, "Antitrust Laws"). In connection therewith and subject to Section 5.7.3, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Bergen and PharMerica shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including without limitation any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Bergen and PharMerica decide that any such action is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.7. Each of Bergen and PharMerica shall use all reasonable efforts to take such action as may be required to cause the early termination or expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  5.7.3 If required to avoid a Governmental Authority instituting an action challenging the transactions contemplated by this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement (or if required to settle any such action previously instituted by a Governmental Authority), Bergen shall, and, at the direction of Bergen, PharMerica shall, propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of their respective businesses or assets, or take or agree to take any action or agree to any limitation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that this Section 5.7.3 shall not require Bergen to take any action if such action, in the reasonable judgment of Bergen's Board of Directors, would be reasonably likely to have a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement.

         5.8 Further Actions. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable in light of the circumstances, the Merger and the other transactions contemplated by this Agreement, including without limitation (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Bergen Material Adverse Effect or a PharMerica Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Prospectus/Joint Proxy Statement and the Registration Statement, the declaration of effectiveness of the Registration Statement by the SEC and the mailing of the Prospectus/Joint Proxy Statement to the stockholders of Bergen and PharMerica, (D) if necessary as a result of the circumstances, the amendment of the Registration Statement and Prospectus/Joint Proxy Statement as required by law, (E) the taking of all action necessary to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and (F) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         5.9 Employment Agreement. Prior to execution of this Agreement, the officer of PharMerica identified in Section 5.9 of the Bergen Disclosure Statement has executed an employment agreement (the "New Employment Agreement"). PharMerica shall not amend or modify the New Employment Agreement at or before the Effective Time.

         5.10 Public Announcements. Unless otherwise required by Applicable Laws or requirements of the NYSE or Nasdaq (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Bergen and PharMerica shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

         5.11. Stockholders' Meetings.

                  5.11.1 Bergen Annual Meeting. Subject to Article VII, Bergen shall take all action in accordance with the federal securities law,, the New Jersey Business Corporations Act, Bergen's Restated Certificate of Incorporation, as amended, and Bergen's by-laws, as amended, necessary to convene the Bergen Annual Meeting to be held on the earliest practical date as reasonably determined by Bergen in light of the circumstances, and to obtain the consent and approval of Bergen's stockholders with respect to the issuance of Bergen Common Stock pursuant to the Merger, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to Bergen's stockholders.

                  5.11.2 PharMerica Special Meeting. Subject to Sections 5.17 and 5.18 and Article VII, PharMerica shall take all action in accordance with the federal securities laws, the DGCL, PharMerica's Certificate of Incorporation, as amended, and PharMerica's by-laws, as amended, necessary to convene the PharMerica Special Meeting to be held on the earliest practical date as reasonably determined by Bergen in light of the circumstances, and to obtain the consent and approval of PharMerica's stockholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to PharMerica's stockholders.

         5.12 Preparation of the Joint/Proxy Statement and the Registration Statement. Bergen shall, as soon as is reasonably practicable, prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement. Once both parties consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Bergen shall file the Prospectus/Joint Proxy Statement with the SEC, which filing shall be made on a confidential basis to the extent permitted by the regulations of the SEC with respect to such filings. Consistent with the timing for the Bergen Annual Meeting and the PharMerica Special Meeting as determined by Bergen in accordance with Section 5.11, Bergen shall, subject to the consent of PharMerica (which shall not be unreasonably withheld), prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following clearance of the Prospectus/Joint Proxy Statement by the SEC and reasonable approval of the Prospectus/Joint Proxy Statement by PharMerica and Bergen and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Bergen or PharMerica shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other party in writing and both PharMerica and Bergen will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement. PharMerica shall promptly furnish to Bergen all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto. Bergen and PharMerica shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the Staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, each of PharMerica and Bergen shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to PharMerica's stockholders and Bergen's stockholders in connection with the Merger and the transactions contemplated thereby and shall include the PharMerica Board Recommendation to the extent not previously withdrawn in compliance with Section
5.17 and the written opinion of Donaldson Lufkin & Jenrette Securities Corporation described in Section 7.1.8. Bergen also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of Bergen Common Stock in the Merger. Notwithstanding any provision herein to the contrary, prior to the time that the Registration Statement is declared effective, the Prospectus/Joint Proxy Statement shall contain the audited consolidated financial statements described in clause "a" of Section 5.22.1.

         5.13 Indemnification; Directors' and Officers' Insurance.

                  5.13.1 From and after the Effective Time, to the fullest extent permitted by law, Bergen shall indemnify, defend and hold harmless the present and former officers and directors of PharMerica in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under PharMerica's Certificate of Incorporation, as amended and restated through the date hereof, and PharMerica's By-laws, as amended and restated through the date hereof. Notwithstanding the foregoing, Bergen shall not be liable for any settlement relating to such acts or omissions effected without Bergen's prior written consent, which consent shall not be unreasonably withheld.

                  5.13.2 Bergen shall use all reasonable efforts to cause the Surviving Corporation or Bergen to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as currently existing policies maintained by PharMerica; provided, however, that neither the Surviving Corporation nor Bergen shall be required to pay an annual premium during such six-year period for such insurance coverage in excess of 150% of the annual premium currently paid for such insurance by PharMerica.

                  5.13.3 Bergen covenants and agrees from and after the Effective Time to provide to the directors of PharMerica, if any, who become directors of Bergen directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Bergen.

         5.14 Merger Subsidiary. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Bergen) or any material liabilities.

         5.15 NYSE Listing. Bergen shall use its reasonable efforts to cause the Bergen Common Stock issuable pursuant to the Merger (including, without limitation, the Bergen Common Stock issuable upon the exercise of the Bergen Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

         5.16 Employees and Employee Benefits. Following the Effective Time, Bergen shall provide generally to officers and employees of PharMerica and its Subsidiaries employee benefits under employee benefit and welfare plans on terms and conditions which are substantially similar to those provided by PharMerica and its Subsidiaries on the date hereof. From and after the Effective Time, Bergen shall treat all service by PharMerica Employees (as defined below) with PharMerica and its Subsidiaries and their respective predecessors prior to the Effective Time for all purposes as service with Bergen (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which PharMerica Employees participate after the Effective Time, Bergen shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any PharMerica Employee who was, as of the Effective Time, excluded from participation in a PharMerica Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a PharMerica Employee or a PharMerica Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Bergen and subsidiaries of Bergen. For purposes of this Section 5.16, "PharMerica Employees" shall mean persons who are, as of the Effective Time, employees of PharMerica or its Subsidiaries. Bergen also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed in Section 3.23 of the PharMerica Disclosure Statement between PharMerica or one of its Subsidiaries and any current of former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the provisions of the PharMerica Employee Benefit Plans listed in Section 3.26 of the PharMerica Disclosure Statement as such provisions exist on the date hereof.

         5.17 No Solicitation; Withdrawal of the PharMerica Board
Recommendation.

                  5.17.1 PharMerica agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving PharMerica, or acquisition of any capital stock of PharMerica (other than upon exercise of PharMerica Options or PharMerica Warrants which are outstanding as of the date hereof) or 20% or more of the assets of PharMerica and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by PharMerica of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Bergen, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by PharMerica's stockholders, PharMerica may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of PharMerica determines, in good faith by a majority vote, after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that failing to take such action (i.e., furnishing information, negotiating and engaging in discussions, as aforesaid) would be inconsistent with the fiduciary duties of the Board of Directors of PharMerica under Applicable Law. PharMerica will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction.

                  5 17.2 Notwithstanding any other provision of this Section 5.17, in the event that, prior to the approval of the Merger by PharMerica's stockholders, the Board of Directors of PharMerica determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from its outside legal counsel, that its failure to withdraw, modify or change the PharMerica Board Recommendation would be inconsistent with the fiduciary duties of the PharMerica Board of Directors under Applicable Law, the Board of Directors of PharMerica may (subject to the provisions of this Section 5.17) withdraw, modify or change, in a manner adverse to Bergen, the PharMerica Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed PharMerica Board Recommendation in connection with a tender or exchange offer for PharMerica securities, provided that PharMerica (i) provides Bergen with written notice of (A) its intention to withdraw, modify or change the PharMerica Board Recommendation and (B) the terms and conditions of any Competing Transaction at least 48 hours prior to any termination of this Agreement pursuant to this Section 5.17 (it being understood that once 48 hours has elapsed since PharMerica's first notice to Bergen of its intent to withdraw, modify or change the PharMerica Board Recommendation, PharMerica may, in its discretion, terminate this Agreement pursuant to this Section 5.17 regardless of any response by Bergen to such notice if such termination is in accordance with the provisions of this Section 5.17, and (ii) delivers to Bergen concurrent with such withdrawal, modification or change (A) a written notice of termination of this Agreement pursuant to this Section 5.17, (B) a payment in cash by wire transfer in immediately available funds to an account designated by Bergen in the amount of Bergen's Costs (as hereinafter defined) as the same may have been estimated by Bergen in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Bergen's definitive determination of such (costs), and a payment in cash by wire transfer in immediately available funds to an account designated by Bergen in the amount of the termination fee as provided in Section 7.2 and (C) a written acknowledgment from PharMerica that upon termination of this Agreement pursuant to this Section 5.17, the amended and restated Bergen Supply Agreement described in Section 7.2.2 shall be in effect, shall be binding upon PharMerica and its successors and assigns and shall be honored in accordance with its terms. The foregoing shall in no way limit or otherwise affect Bergen's right to terminate this Agreement pursuant to
Section 7.1.4. The PharMerica Board of Directors shall not take any action to change the approval of the Board of Directors of PharMerica for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including the Merger, unless and until this Agreement is terminated.

                  5.17.3 From and after the execution of this Agreement, PharMerica shall, as promptly as possible and in any event within 24 hours of receipt, advise Bergen in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Bergen within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, PharMerica shall immediately advise Bergen, in writing, if the Board of Directors of PharMerica shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of Section 5.17.1.

         5.18 Termination Right. If, prior to the approval of the Merger by PharMerica's stockholders, the Board of Directors of PharMerica determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement, such determination to be in good faith by a majority vote after consultation with its financial advisors and consultation and receipt of advice from is outside legal counsel, that it must withdraw, modify or change the PharMerica Board Recommendation (all in accordance with and in compliance with Section 5.17) and that a failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of PharMerica under Applicable Law, then if PharMerica has complied with each of the provisions of Section 5.17 (including without limitation each of the provisions of Section 5.17.2), it may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction.

         5.19 Affiliates of PharMerica. PharMerica shall cause each person who may be at the Effective Time or was on the date hereof an "affiliate" of PharMerica for purposes of Rule 145 under the Securities Act, to execute and deliver to Bergen no less than five days prior to the date of the Closing, the written undertakings in the form attached hereto as Exhibit A-1 (the "PharMerica Affiliate Letter"). No later than ten days prior to the date of the Closing, PharMerica, after consultation with its outside counsel, shall provide Bergen with a letter (reasonably satisfactory to Bergen's Chief Legal Officer) specifying all of the persons or entities who, in PharMerica's opinion, may be deemed to be "affiliates" of PharMerica under the preceding sentence. The foregoing notwithstanding, Bergen shall be entitled to place legends as specified in the PharMerica Affiliate Letter on the certificates evidencing any shares of the Bergen Common Stock to be received by (i) any such "affiliate" of PharMerica specified in such letter or (ii) any person Bergen reasonably identifies (by written notice to PharMerica) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the Bergen Common Stock, consistent with the terms of the PharMerica Affiliate Letter, regardless of whether such person has executed the PharMerica Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

         5.20 Subsequent Financial Statements. PharMerica shall consult with Bergen prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any PharMerica SEC Reports after the date of this Agreement.

         5.21 Environmental Matters. Prior to the Closing, Bergen shall have the right, at its expense, to make such environmental studies of each of the premises at which PharMerica and its Subsidiaries conduct business (the "Premises"), including without limitation reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, as it shall deem necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Regulated Substances are present at the Premises, but shall indemnify and hold PharMerica and its Subsidiaries harmless from any loss, cost or damage proximately caused by such inspection. Such inspection shall be scheduled and performed so as not to unreasonably interfere with the business of PharMerica and its Subsidiaries.

         5.22 Financial Statements for a Current Report on Form 8-K.

                  5.22.1 Prior to the Closing, PharMerica shall provide to Bergen (a) regardless of when the Closing occurs, (i) audited consolidated balance sheets of PharMerica and its Subsidiaries as of December 31, 1998 and 1997, (ii) audited consolidated statements of income, cash flows and changes in shareholders' equity of PharMerica and its Subsidiaries for the years ended December 31, 1998, 1997 and 1996, and (iii) an unqualified report with respect to such audited financial statements by Arthur Andersen & Co. LLP, which report shall be in form and substance reasonably satisfactory to Bergen, and (b) if the Closing occurs on or after May 14, 1999, in addition to the items referred to in clause "a" of this Section 5.22.1, (i) unaudited consolidated balance sheets of PharMerica and its Subsidiaries as of March 31, 1999 and 1998 and (ii) unaudited consolidated statements of income, cash flows and changes in shareholders' equity of PharMerica and its Subsidiaries for the three months ended March 31, 1999 and 1998. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall conform in all material respects to all provisions of the SEC's Regulation S-X, so that such financial statements meet the requirements for filing by Bergen with the SEC in response to Items 2 and 7 of the SEC's Current Report on Form 8-K.

                  5.22.2 At the Closing, PharMerica shall cause Arthur Andersen & Co. LLP to deliver to Bergen an executed consent, in form and substance reasonably satisfactory to Bergen and suitable for filing by Bergen with the SEC, which consent shall authorize Bergen to file with the SEC the report delivered pursuant to Section 5.22.1.

                  5.22.3 Upon Bergen's request, contemporaneous with the delivery of the consolidated financial statements described in clause "a" of
Section 5.22.1, PharMerica shall cause Arthur Andersen & Co. LLP to make available to Bergen and its representatives the work papers generated in connection with such accounting firm's audit of the audited consolidated financial statements delivered pursuant to Section 5.22.1.

                  5.22.4 Prior to the Closing, PharMerica shall cooperate with Bergen in providing to Bergen such consolidated financial statements, financial data and accountants' reports as Bergen shall reasonably request with respect to any filing that Bergen shall make under the Securities Act or the Exchange Act.

         5.23 Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein Sandler PC ("Lowenstein Sandler"), counsel to Bergen, as provided for in Section 6.1.6. In connection therewith, each of Bergen and PharMerica shall deliver to Lowenstein Sandler representation letters and PharMerica shall use all reasonable efforts to obtain representation letters from appropriate stockholders of PharMerica and shall deliver any such letters so obtained to Lowenstein Sandler, in each case in form and substance reasonably satisfactory to Lowenstein Sandler. Each of Bergen and PharMerica represent one to the other that they are aware of no matter that would cause the Merger not to be treated as a tax free reorganization under Section 368(a) of the Code.

         5.24 Employee Stock Purchase Plans. Consistent with the terms of PharMerica's stock purchase plans, promptly following the date hereof, PharMerica shall take such actions as are necessary to provide that (a) shares sold to plan participants pursuant to such plans subsequent to the date hereof shall be purchased by PharMerica or its agent in the market, (b) at or before the Effective Time, the amount of all payroll deduction contributions then held in each participant's plan account shall be returned to such participant and (c) as of the Effective Time, such plans shall be terminated.

                                   ARTICLE VI.

                                   CONDITIONS

         6.1. Conditions to the Obligations of Each Party. The obligations of PharMerica, Bergen and Subcorp to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

                  6.1.1(i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by PharMerica's stockholders in the manner required by any Applicable Law, and (ii) the issuance of the shares of Bergen Common Stock to be issued in the Merger shall have been approved by Bergen's stockholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

                  6.1.2 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would have a Bergen Material Adverse Effect after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement.

                  6.1.3 The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the Federal Trade Commission (the "FTC") and/or the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), shall have expired or been terminated by the FTC and the Antitrust Division.

                  6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

                  6.1.5 The shares of Bergen Common Stock required to be issued pursuant to the Merger (including, without limitation, the Bergen Common Stock issuable upon the exercise of the Bergen Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  6.1.6 PharMerica shall have received the opinion of Lowenstein Sandler, dated on or prior to the effective date of the Registration Statement and on the Closing Date, based in part on the representations referred to in
Section 5.23, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) PharMerica, Bergen and Subcorp will each be a party to that reorganization and (iii) no gain or loss will be recognized by the stockholders of PharMerica upon the receipt of Bergen Common Stock in exchange for shares of PharMerica Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Bergen Common Stock.

         6.2 Conditions to Bergen's and Subcorp's Obligations. The obligations of Bergen and Subcorp to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Bergen) prior to or at Closing of each of the following conditions:

                  6.2.1 The representations and warranties of PharMerica set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a PharMerica Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a PharMerica Material Adverse Effect, provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.5 and
3.14 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

                  6.2.2 PharMerica shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

                  6.2.3 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a PharMerica Material Adverse Effect.

                  6.2.4 PharMerica shall have obtained all authorizations, consents, waivers, approvals or other actions described in Section 6.2.4 of the PharMerica Disclosure Statement required in connection with the execution, delivery and performance of this Agreement by PharMerica and its Subsidiaries (the "PharMerica Approvals") and the PharMerica Approvals shall be in full force and effect as of the Closing Date. Bergen shall have obtained all authorizations, consents, waivers, approvals or other actions described in
Section 6.2.4 of the Bergen Disclosure Statement (the "Bergen Approvals") and the Bergen Approvals shall be in full force and effect as of the Closing Date.

                  6.2.5 There shall not be pending any legal proceeding by any Governmental Authority or other third party which (a) in the reasonable judgment of Bergen's Board of Directors, is reasonably likely to cause a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement and (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3, seeks to prohibit or limit the ownership or operation by Bergen, PharMerica or any of their respective subsidiaries of, or to compel Bergen, PharMerica or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Bergen, PharMerica or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of Bergen to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) except to the extent consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3, seeks to prohibit Bergen or any subsidiary of Bergen from effectively controlling in any material respect the business or operations of Bergen or the subsidiaries of Bergen.

                  6.2.6 Prior to or at the Closing, PharMerica shall have delivered to Bergen the following:

                           6.2.6.1 certificate of the President or a Vice
President of PharMerica (executed on behalf of PharMerica), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person's knowledge, the conditions specified in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied;

                           6.2.6.2 certificate of the Secretary or Assistant
Secretary of PharMerica, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and

                           6.2.6.3 a copy of (1) the Certificate of
Incorporation, as amended, of PharMerica, certified by the Secretary of State of the State of Delaware and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of Delaware, dated not earlier than fifteen days prior to the Closing and confirming that PharMerica is in good standing in the State of Delaware, (3) the by-laws, as amended, of PharMerica, certified by the Secretary or Assistant Secretary of PharMerica as of the Closing Date, and (4) the resolutions of PharMerica's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of PharMerica as of the Closing Date.

                  6.2.7 All reports of PharMerica's independent accountants relating to PharMerica's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

         6.3 Conditions to PharMerica's Obligations. The obligations of PharMerica to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by PharMerica) at or prior to the Closing of each of the following conditions:

                  6.3.1 The representations and warranties of Bergen and Subcorp set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a Bergen Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Bergen Material Adverse Effect, provided that the representations and warranties set forth in Sections 4.1, 4.2 and 4.12 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

                  6.3.2 Bergen and Subcorp shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by Bergen and Subcorp under this Agreement at or prior to the Closing.

                  6.3.3 Bergen shall have obtained all of the Bergen Approvals and the Bergen Approvals shall be in full force and effect as of the Closing Date.

                  6.3.4 Prior to or at the Closing, Bergen and Subcorp shall have delivered to PharMerica the following:

                           6.3.4.1 a certificate of the President or a Vice
President of Bergen (executed on behalf of Bergen), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person's knowledge, the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.5 have been satisfied;

                           6.3.4.2 a certificate of the Secretary or Assistant
Secretary of each of Bergen and Subcorp, dated the Closing Date, as to the incumbency of any officer of Bergen and Subcorp executing this Agreement or any document related hereto;

                           6.3.4.3 a copy of (1) the Restated Certificate of
Incorporation, as amended, of Bergen, certified by the Secretary of State of the State of New Jersey and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of New Jersey, dated not earlier than fifteen days prior to the Closing and confirming that Bergen is in good standing in the State of Delaware, (3) the by-laws, as amended, of Bergen, certified by the Secretary or Assistant Secretary of Bergen as of the Closing Date, and (4) the resolutions of Bergen's Board of Directors (or Executive (Committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Bergen as of the Closing Date; and

                           6.3.4.4 a copy of (1) the Certificate of
Incorporation, as amended, of Subcorp, certified by the Secretary of State of the State of Delaware and dated not earlier than fifteen days prior to the Closing, (2) a certificate of the Secretary of State of the State of Delaware, dated not earlier than fifteen days prior to the Closing and confirming that Subcorp is in good standing in the State of Delaware, (3) the by-laws, as amended, of Subcorp, certified by the Secretary or Assistant Secretary of Subcorp as of the Closing Date, and (4) the resolutions of Subcorp's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Subcorp as of the Closing Date.

                  6.3.5 Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Bergen Material Adverse Effect.

                  6.3.6 All reports of Bergen's independent accountants relating to Bergen's audited consolidated financial statements filed with (or incorporated by reference in any document filed with) the SEC subsequent to the date hereof and prior to the Effective Time shall certify, without qualification or exception, that such financial statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved and (b) fairly present, in all material respects, the consolidated financial position of the entities described therein as of the dates thereof and the consolidated results of operations and consolidated cash flows of such entities for the periods presented.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

         7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by PharMerica's stockholders and/or Bergen's stockholders):

                  7.1.1 by mutual written consent of Bergen and PharMerica;

                  7.1.2 by either Bergen or PharMerica if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Bergen or PharMerica from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

                  7.1.3 by either Bergen or PharMerica if the Merger shall not have been consummated before the Outside Date (as hereinafter defined), provided, however, that the right to terminate this Agreement under this Section
7.1.3 shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  7.1.4 by Bergen if the Board of Directors of PharMerica shall withdraw, modify or change the PharMerica Board Recommendation in a manner adverse to Bergen;

                  7.1.5 by either Bergen or PharMerica if at the PharMerica Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws) of PharMerica's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                  7.1.6 by either Bergen or PharMerica if at the Bergen Annual Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws and the rules and regulations of the NYSE) of Bergen's stockholders to authorize the issuance of Bergen Common Stock in the Merger shall not have been obtained;

                  7.1.7 by PharMerica, pursuant to Section 5.17 or Section 5.18;

                  7.1.8 by PharMerica if (a) Donaldson Lufkin & Jenrette Securities Corporation, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide PharMerica with an opinion, in substantially the form and substance of, and based on substantially the same analyses as were utilized in preparing, the opinion described in Section 3.30, to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to PharMerica's stockholders from a financial point of view and (b) an independent investment banking firm, mutually acceptable to Bergen and PharMerica (a "Third Party Firm"), after being given a reasonable opportunity to perform a satisfactory inquiry, advises Bergen and PharMerica that, acting in good faith and in accordance with recognized professional standards consistent with prior practices, it is unable to provide PharMerica with an opinion, in form and substance consistent with industry practice to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to PharMerica's stockholders from a financial point of view; or by Bergen, if (c) Nationsbanc Montgomery Securities LLC, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide Bergen with an opinion, in substantially the form and substance of, and based on substantially the same analyses as were utilized in preparing, the opinion delivered by such firm in connection with Bergen's execution of this Agreement, to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to Bergen from a financial point of view, and (d) a Third Party Firm, after being given a reasonable opportunity to perform a satisfactory inquiry, advises Bergen and PharMerica that, acting in good faith and in accordance with recognized professional standards consistent with prior practices, it is unable to provide Bergen with an opinion, in form and substance consistent with industry practice to the effect that, as of the date of any Prospectus/Joint Proxy Statement, the Merger Consideration is fair to Bergen from a financial point of view.

                  7.1.9 by either Bergen or PharMerica if any representation or warranty made in this Agreement (including without limitation the PharMerica Disclosure Statement and the Bergen Disclosure Statement) for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of PharMerica, except for the representations and warranties contained in Sections 3.1, 3.2, 3.5 and 3.14, and in the case of Bergen, except for the representations and warranties contained in Sections 4.1, 4.2 and 4.12, such untrue representation and warranty has, or is reasonably likely to have, a PharMerica Material Adverse Effect or a Bergen Material Adverse Effect, as the case may be and in each case after the Effective Time and after giving effect to consummation of the transactions contemplated by this Agreement;

                  7.1.10 by either Bergen or PharMerica if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

                  7.1.11 by Bergen if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by Bergen or its Subsidiaries or PharMerica or its Subsidiaries or shall impose any other material condition or requirement, which divestiture, cessation, condition or requirement, in the reasonable judgment of Bergen's Board of Directors, would be reasonably likely to have a Bergen Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement, except to the extent that any such divestiture, cessation, condition or requirement is consistent with the obligations of Bergen and PharMerica pursuant to Section 5.7.3;

                  7.1.12 by Bergen, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that Bergen is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

                  7.1.13 by PharMerica, in the event that the conditions to its obligations set forth in Article VI have not been satisfied or waived by the date set for the Closing or in the event that such conditions cannot possibly be satisfied prior to the Outside Date, provided that PharMerica is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

For purposes of this Agreement, the "Outside Date" shall mean (a) June 1, 1999, or, (b) if a Third Party Firm (as defined herein) is retained pursuant to
Section 7.1.8, then July 1, 1999.

         7.2. Effect of Termination.

                  7.2.1 In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other and the provisions of this Section 7.2 and Section 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section
7.2 shall relieve any party to this Agreement of liability for a material breach of any material provision of this Agreement.

                  7.2.2 PharMerica agrees that, if:

                           7.2.2.1 PharMerica terminates this Agreement pursuant
to (a) either Section 5.17 or Section 5.18 and (b) Section 7.1.7;

                           7.2.2.2 Bergen terminates this Agreement pursuant to
Section 7.1.4;

                           7.2.2.3 (A) Bergen or PharMerica terminates this
Agreement pursuant to Section 7.1.5, (B) at the time of such failure by PharMerica's stockholders to so approve this Agreement there is a publicly announced or disclosed Competing Transaction with respect to PharMerica involving a third party, and (C) within 12 months after such termination, PharMerica shall enter into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination; or

                           7.2.2.4 (A) PharMerica terminates this Agreement
pursuant to Section 7.1.8, (B) at the time of such termination, there has been disclosed to PharMerica a proposal for a Competing Transaction with respect to PharMerica involving a third party, and (C) within 12 months after such termination, PharMerica shall enter into an Acquisition Agreement for a Business Combination or consummates a Business Combination, then, (W) in the case of a termination by Bergen as described in Section 7.2.2.2, within three business days following such termination, (X) in the case of a termination by PharMerica as described in Section 7.2.2.1, concurrently with such termination, (Y) in the case of a termination by PharMerica or Bergen as described in Section 7.2.2.3 where a Competing Transaction has been publicly announced or publicly disclosed prior to the PharMerica Special Meeting (including any adjournment or postponement thereof), prior to the earlier of the consummation of a Business Combination or execution of an Acquisition Agreement with respect thereto, or
(Z) in the case of a termination by PharMerica as described in Section 7.2.2.4 has been disclosed to PharMerica at the time of such termination, prior to the earlier of the consummation of a Business Combination or execution of an Acquisition Agreement with respect thereto, the following steps (the "Contingency Steps") will occur: (1) PharMerica will pay to Bergen in cash by wire transfer in immediately available funds to an account designated by Bergen
(i) in reimbursement for Bergen's expenses an amount in cash equal to the aggregate amount of Bergen's Costs up to but not in excess of an amount equal to $6.0 million in the aggregate and (ii) a termination fee in an amount equal to $38.0 million and (2) the Bergen Supply Agreement shall be automatically amended and restated, without any further action of the parties thereto, to contain only the terms and conditions set forth in the amended and restated supply agreement exchanged by the parties on the date hereof For purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving PharMerica as a result of which PharMerica's stockholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 20% of the assets of PharMerica and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Bergen or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the PharMerica Common Stock whether by tender or exchange offer or otherwise. For purposes of this Agreement, "Costs" means out-of-pocket costs, fees and expenses of Bergen's counsel, accountants, financial advisors and other experts and advisors (but with respect to financial advisors and such other experts and advisors, only if and to the extent a signed engagement letter delivered to PharMerica prior to execution of this Agreement provides for payment in such circumstances) as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation. For purposes of this Agreement, the term "Bergen Supply Agreement" shall mean the Prime Vendor Service Agreement between PharMerica and Bergen, as amended.

         7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof, at any time before or after adoption of this Agreement by PharMerica's stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by PharMerica's stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4. Exclusive Remedy. In the event that the Contingency Steps are taken pursuant to Section 7.2, notwithstanding any other provision of this Agreement, it is understood and agreed that such Contingency Steps shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

         7.5. Extension; Waiver. At any time prior to the Effective Time, Bergen (with respect to PharMerica) and PharMerica (with respect to Bergen and Subcorp) by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         7.6 Standstill. In the event that PharMerica terminates this Agreement pursuant to Section 7.1.8, the standstill provisions of the Confidentiality Agreement (as defined herein) shall cease to apply, notwithstanding any provision in the Confidentiality Agreement to the contrary.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         8.1 No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

         8.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

                  8.2.1 if to Bergen or Subcorp:

                           Bergen Brunswig Corporation
                           4000 Metropolitan Drive
                           Orange, CA 92868
                           Milan A. Sawdei, Esq.
                           Executive Vice President and
                           Chief Legal Officer

                           with a copy (which shall not constitute notice) to:

                           Peter H. Ehrenberg
                           Lowenstein, Sandler PC
                           65 Livingston Avenue
                           Roseland, New Jersey 07068
                           Telecopy No.: (973) 597-2400



                  8.2.2 if to PharMerica:

                           PharMerica, Inc.
                           175 Kelsey Lane
                           Tampa, Florida
                           C. Arnold Renschler, M.D.
                           President and Chief Executive Officer

                           with a copy (which shall not constitute notice) to:

                           J. Vaughan Curtis
                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                           Telecopy No.: (404) 881-4777

         8.3. Interpretation.

                  8.3.1 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.3.2 For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

         8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

         8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Bergen Supply Agreement and, subject to
Section 7.6, the Confidentiality Agreement between PharMerica and Bergen dated September 28, 1998 ("Confidentiality Agreement") constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

         8.6. Third-Party Beneficiaries. Except for the agreements set forth in Sections 2.4.2 and 5.13, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

         8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware.

         8.8. Consent to Jurisdiction; Venue.

                  8.8.1 Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  8.8.2 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such party in the same manner as notice is to be provided pursuant to Section 8.2. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

         8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

         8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Prospectus/Joint Proxy Statement (including filing fees related thereto but excluding legal and accounting fees and expenses) and the fees and disbursements of any Third Party Firm will be shared equally by Bergen and PharMerica.

         8.12 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         8.13 No Strict Construction. Each of Bergen, Subcorp and PharMerica acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

         IN WITNESS WHEREOF, Bergen, Subcorp and PharMerica have signed this Agreement as of the date first written above.

                               BERGEN BRUNSWIG CORPORATION


                                    By:    /s/ Donald R. Roden
                                           -------------------------------------
                                    Name:  Donald R. Roden
                                    Title: President and Chief
                                           Executive Officer


                               PEACOCK MERGER CORP.


                                    By:    /s/ Donald R. Roden
                                           -------------------------------------
                                    Name:  Donald R. Roden
                                    Title: President and Chief
                                           Executive Officer


                               PHARMERICA, INC.


                                    By:    /s/  C. Arnold Renschler
                                           -------------------------------------
                                    Name:  C. Arnold Renschler, M.D.
                                    Title: President and Chief
                                           Executive Officer
















                         [Agreement and Plan of Merger]